EXHIBIT (a)(1)(A)

OFFER TO PURCHASE FOR CASH
UP TO 1,550,000 ORDINARY SHARES
of
RETALIX LTD.
at
$9.10 PER SHARE
by
BOAZ DOTAN, ELI GELMAN, NEHEMIA LEMELBAUM, AVINOAM NAOR, MARIO SEGAL
AND M.R.S.G. (1999) LTD.

IN AN OFFER BEING CONDUCTED IN THE UNITED STATES AND ISRAEL

THE OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12 A.M. (MIDNIGHT), NEW YORK TIME, OR 7:00 A.M., ISRAEL TIME, ON THURSDAY, NOVEMBER 19, 2009, UNLESS THE OFFER IS EXTENDED.

        We, Boaz Dotan, Eli Gelman, Nehemia Lemelbaum, Avinoam Naor, and Mario Segal, five individuals who are citizens of the State of Israel, and M.R.S.G. (1999) Ltd., a limited company organized under the laws of the State of Israel (sometimes collectively referred to hereinafter as “Alpha”), are collectively offering to purchase up to 1,550,000 ordinary shares, NIS 1.00 par value per share, of Retalix Ltd. (“Retalix” or the “Company”) (“Retalix shares”), in the aggregate, at the price of $9.10 per Retalix share, subject to withholding taxes, as applicable, in cash, without interest. As of October 19, 2009, there were 20,406,363 Retalix shares issued and outstanding.

        THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF RETALIX SHARES BEING TENDERED, NOR IS THE OFFER CONDITIONED ON THE AVAILABILITY OF FINANCING OR THE APPROVAL OF THE BOARD OF DIRECTORS OF THE COMPANY. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE, INCLUDING THE SIMULTANEOUS CLOSING OF A PRIVATE PLACEMENT TRANSACTION AND RELATED SHARE PURCHASE TRANSACTIONS IN WHICH WE WILL PURCHASE, DIRECTLY FROM RETALIX AND FROM ONE OF ITS FOUNDING SHAREHOLDERS, ADDITIONAL RETALIX SHARES SUCH THAT WE WILL HOLD 20% OF THE ISSUED SHARE CAPITAL OF RETALIX AFTER THE CONSUMMATION SUCH TRANSACTIONS, AND THE ENTIRE HOLDINGS OF ANOTHER FOUNDING SHAREHOLDER WILL BE SOLD, AS FURTHER DESCRIBED BELOW AND AS DETAILED IN THE COMPANY’S PROXY STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ON FORM 6-K ON SEPTEMBER 21, 2009 (THE “PROXY STATEMENT”). TO THE EXTENT THAT THE CLOSING CONDITIONS OF THE PRIVATE PLACEMENT TRANSACTION AND RELATED SHARE PURCHASE TRANSACTIONS ARE NOT MET OR WAIVED, OR THE SHARE PURCHASE AGREEMENT RELATED THERETO IS OTHERWISE TERMINATED, IN EACH CASE DUE TO THE OCCURRENCE OF CERTAIN EVENTS SPECIFIED IN SECTION 11, THIS OFFER MAY BE WITHDRAWN. SEE SECTION 11, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

        IF MORE THAN 1,550,000 RETALIX SHARES ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN IN THE UNITED STATES AND ISRAEL IN THE AGGREGATE, WE WILL PURCHASE A PRO RATA NUMBER OF RETALIX SHARES FROM ALL TENDERING SHAREHOLDERS, SO THAT WE WOULD PURCHASE NO MORE THAN 1,550,000 RETALIX SHARES IN THE OFFER.

        THE PERIOD OF THE OFFER WILL EXPIRE AT 12:00 A.M., NEW YORK TIME, OR 7:00 A.M., ISRAEL TIME, ON THURSDAY, NOVEMBER 19, 2009, UNLESS SUCH OFFER PERIOD IS EXTENDED. WHILE WE DO NOT CURRENTLY ANTICIPATE EXTENDING THE OFFER PERIOD, WE MAY DO SO, SUBJECT TO THE CONSENT OF RETALIX, VIA A PUBLIC ANNOUNCEMENT AT ANY POINT PRIOR TO THE OPENING OF TRADING OF RETALIX SHARES ON THE TASE AND ON NASDAQ ON THE FIRST TRADING DAY FOLLOWING THE ORIGINALLY SCHEDULED COMPLETION DATE OF THE OFFER PERIOD (I.E., AT ANY TIME PRIOR TO THE OPENING OF TRADING ON THE TASE AND ON NASDAQ ON NOVEMBER 19, 2009). PLEASE READ SECTION 1, SECTION 4 AND SECTION 11.

        The Retalix shares are listed on the NASDAQ Global Select Market, or NASDAQ, under the ticker symbol “RTLX” and on the Tel Aviv Stock Exchange Ltd., or the TASE under the ticker symbol “RETALIX”. On September 2, 2009, the last trading day before our intention to commence the offer was announced publicly, the closing sale price of the Retalix shares was $9.30 on NASDAQ and NIS 36.45 ($9.59 based on an exchange rate of NIS 3.80 per United States dollar as of September 2, 2009) on the TASE; and on October 19, 2009, the most recent practicable day before we commenced the offer, the closing sale price of the Retalix shares was $12.46 on NASDAQ and NIS 46.86 ($12.65 based on an exchange rate of NIS 3.703 per United States dollar as of October 19, 2009) on the TASE. We encourage you to obtain current market quotations for the Retalix shares before deciding whether to tender your Retalix shares. See Section 6.

In the United States, the Information Agent for the Offer is:
MacKenzie Partners, Inc.

In Israel, information concerning the offer is available from our legal counsel:
Meitar Liquornik Geva & Leshem Brandwein

October 21, 2009

IMPORTANT

        The offer is being conducted simultaneously in the United States and Israel. Pursuant to the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder relating to tender offers, to which we collectively refer as the Israeli Securities Law, we have filed this offer to purchase together with a cover statement in the Hebrew language with the Israeli Securities Authority, or the ISA, and the Tel Aviv Stock Exchange Ltd., or the TASE. We have also filed an English translation of the cover statement from the Hebrew language as an exhibit to the Schedule TO that we filed with the United States Securities and Exchange Commission, or the SEC.

        The offer has not been approved or disapproved by the SEC, any state securities commission, or the ISA, nor has the SEC, any state securities commission or the ISA passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

        We have not authorized any person to make any recommendation on our behalf as to whether you should or should not tender your Retalix shares in the offer. You should rely only on the information contained in this offer to purchase and the other related documents delivered to you or to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the offer, other than those contained in this offer to purchase and the other related documents delivered to you or to which we have referred you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us.

        Holders of Retalix shares who hold their Retalix shares through a TASE member, or who are named as holders of Retalix shares in the Register of Shareholders of Retalix in Israel, should tender their Retalix shares to Clal Finance Batucha Investment Management Ltd., who, with its affiliates, serves as the Israeli Depositary, pursuant to the applicable instructions in Section 3. All other holders of Retalix shares should tender their Retalix shares to American Stock Transfer & Trust Company, the U.S. Depositary (to which we refer together as the Depositaries), pursuant to the applicable instructions in Section 3. For the addresses and telephone numbers of our Depositaries, see the back cover of this offer to purchase.

        Upon the terms of, and subject to the conditions to, the offer (including any terms of, and conditions to, any extension or amendment), subject to proration, we will accept for payment and pay for the Retalix shares that are validly tendered and not properly withdrawn prior to 12:00 a.m., New York time, or 7:00 a.m., Israel time, on Thursday, November 19, 2009, unless and until we extend the period of time during which the period of the offer is open. This period, as may be extended, is referred to as the Offer Period, and the date of completion of the Offer Period is referred to as the Completion Date. Retalix shares tendered during the Offer Period may be withdrawn at any time prior to 12:00 a.m., New York time, or 7:00 a.m., Israel time, on the Completion Date. See Section 1, Section 4 and Section 11.

        Any questions and requests for assistance may be directed to MacKenzie Partners, Inc., our Information Agent in the United States, or Meitar Liquornik Geva & Leshem Brandwein, our legal counsel in Israel, at their addresses and telephone numbers set forth on the back cover of this offer to purchase.

        Additional copies of this offer to purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or the Israeli Depositary upon request.

        Unless the context otherwise requires, all references in this offer to purchase to “Alpha,” “us,” “we,” and “our” are to, collectively, Boaz Dotan, Eli Gelman, Nehemia Lemelbaum, Avinoam Naor and Mario Segal, five individuals who are citizens of the State of Israel, and M.R.S.G. (1999) Ltd., a limited company organized under the laws of the State of Israel, all references to “Retalix” or the “Company” are to Retalix Ltd., all references to “NASDAQ” are to the NASDAQ Global Select Market, all references to “TASE” are to the Tel Aviv Stock Exchange Ltd., all references to “dollars” or “$” are to United States dollars, all references to “NIS” are to New Israeli Shekels, and all references to the “Israeli Companies Law” are to the Israeli Companies Law 5759-1999.

        Unless the context otherwise requires, the percentages of the issued and outstanding Retalix shares and the percentages of the voting power of Retalix stated throughout this offer to purchase are based on 20,406,363 Retalix shares issued and outstanding as of October 19, 2009. Such number will be increased as a result of the issuance of additional Retalix shares upon the closing of our private placement investment in Retalix concurrently with the closing of this offer, as described below.

        Unless otherwise indicated or the context otherwise requires, for purposes of this offer to purchase, (i) an “Israeli business day” means any day other than a Friday, Saturday, or any other day on which the banks in both Israel and the U.S. are permitted not to be open for business and (ii) a “U.S. business day” means any day other than a Saturday, Sunday, U.S. federal holiday or any other day on which the banks in the U.S. are permitted not to be open for business.

SUMMARY TERM SHEET

        This summary term sheet is a brief summary of the material provisions of this offer to purchase up to 1,550,000 ordinary shares of Retalix, par value NIS 1.00 per share (which we refer to as Retalix shares) being made by Alpha, and is meant to help you understand the offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this offer to purchase, and the information contained in this summary term sheet is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this offer to purchase. The following are some of the questions you, as a shareholder of Retalix, may have about us and the offer and answers to those questions. We recommend that you read carefully this entire offer to purchase, the Letter of Transmittal and other related documents delivered to you prior to making any decision regarding whether to tender your Retalix shares.

WHO IS OFFERING TO BUY MY SECURITIES?

—	We, Boaz Dotan, Eli Gelman, Nehemia Lemelbaum, Avinoam Naor and Mario Segal, are five individuals, citizens of the State of Israel, who together comprise one of the strongest, most successful and proven team of investors and senior executives in Israel. We have excelled in, even defined, many of the business practices required for Israel-based IT software and services companies to achieve global leadership. Our group successfully founded, managed, grew and brought Amdocs Limited (NYSE: DOX) from a start-up company to its position of undisputed global market leadership today (with approximately $3 billion of revenues, consistent profitability, 17,000 employees and a roster of marquee household names as customers).

—	The last member of our bidder group, M.R.S.G. (1999) Ltd., is a limited company organized under the laws of the State of Israel, and is wholly owned by Mario Segal. In this offer to purchase, we sometimes refer to M.R.S.G. (1999) Ltd., together with the five individuals identified above, collectively as our “bidder group.”

—	While we will be collectively purchasing Retalix shares pursuant to the offer, each of us may not be participating in such purchase on an equal, pro-rata basis. Upon (and subject to) consummation of the offer, we intend to instruct the Depositaries how to allocate the tendered Retalix shares among us (such allocation has not been finalized yet). See Section 9.

HOW MANY RETALIX SHARES ARE SOUGHT IN THIS OFFER?

—	Subject to certain conditions specified in Section 11, we are offering to purchase up to 1,550,000 Retalix shares, representing approximately 7.60% of the issued and outstanding Retalix shares and of the voting power of Retalix as of October 19, 2009 (such percentage will be reduced as a result of the issuance of additional Retalix shares upon the closing of our private placement investment in Retalix concurrently with the closing of this offer, as described below). The offer is not conditioned on any minimum number of Retalix shares being tendered, but is subject to certain other conditions. See Section 1 and Section 11.

—	If more than 1,550,000 shares are validly tendered and not properly withdrawn, we will purchase 1,550,000 Retalix shares on a pro rata basis from all shareholders who have validly tendered their Retalix shares during the Offer Period and have not properly withdrawn their Retalix shares before the completion of the Offer Period. The number of Retalix shares that we will purchase from each tendering shareholder will be based on the total number of Retalix shares validly tendered by all shareholders during the Offer Period and not properly withdrawn before the completion thereof. You may only withdraw previously tendered Retalixshares prior to the completion of the Offer Period. See Section 1 and Section 4.

WHY ARE YOU CONDUCTING THIS OFFER?

        We are conducting the offer as part of our consummation of a strategic investment because we believe in our ability to make a significant positive impact on Retalix. We are thus seeking to increase our equity interest in the Company and to leverage our past experience, know-how, contacts and strong track records in order to add substantial value to, and propel, the Company’s business and play a substantial role in the leadership of the Company. Our current goal is to acquire 20% of the issued share capital of Retalix after the consummation of following transactions (excluding 1,250,000 Retalix shares issuable upon exercise of the warrants to be issued to us in the private placement), by way of both this offer and purchases of Retalix shares directly from the Company in a private placement and from Mr. Barry Shaked, the founder and chief executive officer of Retalix, which will each be consummated immediately following the close of the Offer Period. If the private placement is not consummated in accordance with its terms, we will not be obligated to consummate this offer. We have agreed to effect this offer to provide existing shareholders, with whom we seek to build a long-term, mutually beneficial relationship, an opportunity to realize value on their investment and to cash out part or all of their interest in the Company (at the same purchase price per share at which we will be purchasing Retalix shares from the Company itself (excluding the warrants) ), as well as to try to reduce the amount of dilution of the holdings of the existing shareholders. We believe that we are uniquely positioned to enhance value for the Company and its shareholders even further on a going-forward basis, once we are playing an active role in advising the Company’s management and serving on the Company’s board of directors. Concurrently with our acquisition of Retalix shares via both this offer and the private placement transaction with Retalix, we and Ronex Holdings, Limited Partnership (“Ronex”), an existing significant shareholder of Retalix, will purchase all of Mr. Shaked’s holdings of Retalix shares (except for 2,000 Retalix shares held by him). As a result of the consummation of these transactions, we will have raised our holdings from approximately 3.0% to 20% after the consummation of these transactions (excluding 1,250,000 Retalix shares issuable upon exercise of the warrants to be issued to us in the private placement), and, in connection therewith, we have furthermore entered into a shareholders agreement with Ronex (the “Shareholders Agreement”) pursuant to which, among other matters, we have agreed with Ronex on the manner in which we will vote in electing the members of Retalix’s board of directors and under which we will have the right to designate a majority of the members thereof. Our commitment to Retalix is further evidenced by our undertaking, in the private placement share purchase agreement, not to dispose of any portion of our newly acquired Retalix shares (including Retalix shares acquired both via this offer and via the private placement) for a period of two years following the consummation of the current transactions, and, for an additional year following such two year period, not to dispose of any such Retalix shares in a transaction that would reduce our and Ronex’s combined holdings in Retalix to below 25% while raising the purchaser’s holdings to 25% or greater. We have further agreed to a transfer restriction, for a period of one year post-closing, with respect to the warrants (and underlying Retalix shares) to be granted to us in the private placement. We have also committed to providing management services to Retalix, further committing us to the leadership of the Company, as detailed in the Proxy Statement, and have agreed to be subject to non-competition restrictions for a period of twelve (12) months following the termination of the management services agreement. The election of members of our bidder group to Retalix’s board of directors, as detailed in the Proxy Statement, will likewise enhance our involvement with, and commitment to, the Company. For more information concerning the context in which we are conducting this offer, please see “Background to the Offer – Background” and “Background to the Offer – Purpose of the Offer; Reasons for the Offer.”

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

—	We are offering to pay $9.10 per Retalix share, subject to withholding taxes, as applicable, in cash, without interest. All shareholders tendering their Retalix shares in the offer will be paid solely in United States dollars. See “Introduction”, Section 1, Section 2; and, with respect to withholding taxes, Section 5.

WHAT PERCENTAGE OF THE RETALIX SHARES DO YOU CURRENTLY OWN AND HOW MUCH WILL YOU OWN IF THE OFFER IS COMPLETED?

—	We currently hold (directly or via account managers), collectively, 622,843 Retalix shares, representing approximately 3.0% of the issued and outstanding Retalix shares. Assuming the consummation of the offer and our separate purchases of Retalixshares from Retalix in the private placement and from Mr. Barry Shaked pursuant to a separate share purchase and sale agreement, we will collectively hold Retalixshares representing 20% of its issued and outstanding share capital after the consummation of these transactions (excluding warrants to purchase up to 1,250,000 Retalixshares to be granted to us by Retalix as part of the private placement). Our purchase of a greater or lesser number of Retalix shares pursuant to the offer will reduce or increase, respectively, the number of Retalix shares that we will purchase directly from Retalix in the private placement such that in any event, assuming that we complete the transactions, we will hold 20% of the issued and outstanding share capital of the Company after the consummation of these transactions (excluding the warrants). Because of the internal understandings among us as to how our Retalix shares may be voted and disposed of, each member of our bidder group may be deemed to beneficially own all Retalixshares held by our group as a whole.

—	Based on the most recent Schedule 13D amendment filed by Ronex with the SEC, Ronex currently beneficially holds 3,253,367 Retalix shares, and assuming the consummation of its separate purchase of Retalixshares from Mr. Barry Shaked and Mr. Brian Cooper (each, a founder of Retalix) pursuant to separate share purchase and sale agreements, it will beneficially hold 4,471,591 Retalix shares.

—	By virtue of the Shareholders Agreement, we, together, with Ronex, may be deemed to currently beneficially own all of the 3,876,210 Retalix shares currently held by us and them, in the aggregate. In addition, as a result of the voting commitments and transfer restrictions imposed upon the Retalix shares held by each of Messrs. Barry Shaked and Brian Cooper in our and Ronex’s favor under (i) the share purchase and sale agreements pursuant to which we and Ronex will acquire all of Mr. Shaked’s Retalixshares (except for 2,000 Retalix shares held by him), and Ronex alone will acquire all of Mr. Cooper’s Retalixshares, and (ii) a related voting undertaking and irrevocable proxy that Mr. Cooper has provided to us, we and Ronex may also be deemed to beneficially own currently all 2,178,482 Retalix shares beneficially owned by such founders of Retalix, of which 1,426,997 Retalixshares (including 391,518 Retalixshares underlying options that are either exercisable as of, or exercisable within 60 days of, the date of this offer to purchase) are held by Mr. Shaked and 751,485 Retalixshares are held by Mr. Cooper, thereby causing us and Ronex to each beneficially own a total of 6,054,692 Retalix shares currently, which constitutes 29.1% of Retalix’s outstanding share capital as of the present time.

—	Assuming that (i) the share purchase transactions between us and Mr. Shaked and between Ronex and Messrs. Shaked and Cooper are consummated, (ii) the tender offer and private placement transactions are consummated by us, and a maximum number of Retalix shares (1,550,000) is tendered to us pursuant to the offer and a minimum number of Retalix shares is purchased by us directly from Retalix in the private placement (1,677,112), we, together with Ronex, may be deemed to beneficially own, collectively, 10,138,286 Retalix shares (which includes 1,250,000 Retalixshares underlying warrants to be granted to us pursuant to the private placement), constituting approximately 43.4% of the outstanding Retalix share capital. If, on the other hand, no Retalix shares are tendered to us pursuant to the offer and a maximum number of Retalix shares (3,614,612) are purchased by us directly from Retalix in the private placement, we (together with Ronex) may be deemed to beneficially own, collectively, as of the conclusion of the transactions an aggregate of 10,525,786 Retalix shares, or approximately 41.7% of the outstanding Retalix share capital (including the 1,250,000 Retalix shares underlying warrants to be granted to us).

See “Introduction” and Section 11.

WHAT IS THE MARKET VALUE OF MY RETALIX SHARES AS OF A RECENT DATE?

—	On September 2, 2009, the last trading day before our intention to commence the offer was publicly announced, the closing price of Retalix shares was $9.30 on NASDAQ and NIS 36.45 ($9.59 based on an exchange rate of NIS 3.80 per United States dollar as of September 2, 2009) on the TASE, and, on October 19, 2009, the most recent practicable day before we commenced the offer, the closing price of the Retalix shares was $12.46 on NASDAQ and NIS 46.86 ($12.65 based on an exchange rate of NIS 3.703 per United States dollar as of October 19, 2009) on the TASE. We recommend that you obtain a recent quotation for your Retalix shares prior to deciding whether or not to tender your Retalix shares. See Section 6.

DO YOU HAVE THE FINANCIAL RESOURCES TO PAY THE PURCHASE PRICE IN THE OFFER?

—	Yes. We possess all of the necessary funds to consummate the offer from cash on hand. The offer is not conditioned on the availability of financing.

—	According to Israeli law, to secure the payment for the Retalix shares tendered in the offer, the Israeli Depositary, which is a member of the TASE, has agreed to guarantee our obligation to pay for the Retalix shares. To secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of Retalix shares that we are offering to purchase.

See Section 2 and Section 10.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

—	No. Because we possess all of the necessary funds to consummate the offer from cash on hand, our offer is not conditioned on the availability of financing, and we have deposited cash into an escrow account with the Israeli Depositary in an amount sufficient to pay for the maximum number of Retalix shares that we are offering to purchase, each member of our bidder group believes that our financial condition is not material to the decision whether or not to tender.

See Section 2 and Section 10.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

—	At any time on or after commencement of the offer and prior to 12:00 a.m., New York time, or 7:00 a.m., Israel time, on the Completion Date, no “legal event” (as such term is defined below) shall have occurred, which we did not know and could not have known of, and we did not foresee and could not have foreseen, in each case, on the date of this offer to purchase, which “legal event” would cause the terms of the offer as a result of such “legal event” to become materially different from the terms which a reasonable offeror would have proposed had it known of such “legal event” on the date of this offer to purchase.

For purposes of the above paragraph, a “legal event” means any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, decree, order or injunction enacted, enforced, promulgated, amended, issued, entered or deemed applicable to the Offer, any of the Series Agreements (as such term is defined below) or the transactions contemplated thereby (including, without limitation, which has or could have the effect of preventing, limiting or restricting our ownership or voting of any Retalix shares purchased thereunder, their issuance by the Company or their transfer to us, as the case may be or otherwise making it illegal), by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign.

For purposes of this offer to purchase, the “Series Agreements” means, collectively (i) the private placement share purchase agreement and the transactions contemplated thereby, (ii) the Shareholders Agreement, (iii) the share purchase and sale agreement pursuant to which we and Ronex will purchase almost all of the Retalix shares held by Mr. Barry Shaked, (iv) the share purchase and sale agreement pursuant to which Ronex will purchase all Retalix shares held by Mr. Brian Cooper and (v) the offer.

—	At least one Israeli business day prior to the Completion Date, we shall not have failed to obtain any approvals, licenses, permits or consents of any competent authority or any other approval that are required under applicable law in order to purchase Retalix shares pursuant to the offer or any of the other Series Agreements (see Section 12 below and the Proxy Statement). This includes that any U.S. or Israeli governmental, administrative or regulatory authority or agency shall not have imposed, or sought to impose, a requirement as to the terms of, or the disclosure with respect to, the offer, the compliance with which would (1) result in unreasonable cost or expense to us, (2) require unreasonable commercial efforts by us, or (3) otherwise prohibit consummation of the offer or prevent consummation thereof within the time periods prescribed by applicable law. As of the date of this offer to purchase, we are not aware of any such approvals, licenses, permits or consents that have not already been obtained.

The offer is not conditioned on the availability of financing or the approval of the board of directors of Retalix.

See “Background to the Offer – Rights of Shareholders Who Do Not Accept the Offer” and Section 11, which sets forth in full the conditions to the offer.

WHAT WILL HAPPEN IF THE CONDITIONS TO THE OFFER ARE NOT SATISFIED?

—	If any condition is not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any Retalix shares tendered in the offer, or, subject to applicable law, we may waive such conditions. See “Introduction”, Section 1 and Section 11.

—	In the event that we do not consummate this offer due to the failure of a condition, other than a matter that prevents us from closing our private placement investment transaction with the Company or our share purchase from Mr,. Barry Shaked, we may nevertheless proceed with such investment and (if permitted) such purchase from Mr. Shaked, and purchase such number of Retalixshares from the Company and (if permitted) Mr. Shaked which, together with our current holdings, will constitute a 20% equity interest in the Company after the consummation of such transactions (excluding Retalixshares issuable upon exercise of warrants to be granted to us in the investment transaction).

HOW LONG DO I HAVE TO DECIDE WHETHER TO ACCEPT THE OFFER AND TENDER MY SHARES?

—	You may tender your Retalix shares until 12:00 a.m., New York time, or 7:00 a.m., Israel time, on Thursday, November 19, 2009 (as may be extended). We refer to this period, as may be extended, as the Offer Period, and the date of completion of the Offer Period is referred to as the Completion Date.

—	We expect to announce the initial results of the offer (including whether the conditions for consummation of the offer have been fulfilled) prior to the opening of trading in Retalix shares on the TASE and on NASDAQ on the first business day after the Completion Date (i.e., November 20, 2009).

See “Introduction,” Section 1, Section 3 and Section 11.

HOW DO I TENDER MY RETALIX SHARES AND TO WHICH DEPOSITARY SHOULD I TENDER?

This depends on the manner in which you hold your Retalix shares:

—	If you hold your Retalix shares through a TASE member or you are named as a holder of the Retalix shares in the Register of Shareholders of Retalix in Israel, you should tender your Retalix shares to the Israeli Depositary by following the applicable procedures and instructions described in Section 3; and

—	All other holders of Retalix shares should tender their Retalix shares to the U.S. Depositary by following the applicable procedures and instructions described in Section 3.

CAN I TENDER MY RETALIX SHARES USING A GUARANTEED DELIVERY PROCEDURE?

—	No. You may only tender your Retalix shares by following the applicable procedures and instructions described in Section 3.

WHEN CAN I WITHDRAW THE RETALIX SHARES I TENDERED IN THE OFFER?

—	You may withdraw any previously tendered Retalix shares at any time prior to the completion of the Offer Period. In addition, under U.S. law, tendered Retalix shares may be withdrawn at any time after 60 days from the date of the commencement of the offer if the Retalix shares have not yet been accepted for payment by us. See Section 1 and Section 4.

WHEN WILL YOU PAY FOR THE RETALIX SHARES TENDERED IN THE OFFER?

—	All of the Retalix shares validly tendered in the offer and not properly withdrawn will be paid for promptly following the Completion Date, subject to proration. We have engaged the Israeli Depositary to act as an escrow agent, have deposited cash into an escrow account with the Israeli Depositary in an amount sufficient to pay for the maximum number of Retalix shares that we are offering to purchase, and have entered into an agreement with the Israeli Depositary relating to the timing of payment. Accordingly, we expect that such payment will be made, including in the event that proration of tendered Retalix shares is required, within four U.S. business days following the Completion Date. See Section 1, Section 2 and Section 11.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

—	We do not currently intend to extend the offer. However, we may choose to extend the offer at any time and for any reason, subject to applicable laws and to the consent of Retalix, which consent may not be unreasonably withheld or delayed. See Section 1. If we extend the offer, we will delay the acceptance of any Retalixshares that have been tendered on or before 12:00 a.m., New York time, or 7:00 a.m., Israel time, on November 19, 2009 until the end of the extension period. Under Israeli law, however, the offer may not remain open for more than 60 days following the date of this offer to purchase, except that if a third party commences a tender offer for Retalix shares during the Offer Period, we will be permitted to extend the offer so that its expiration date will correspond with the expiration date of the third party’s tender offer. Under Israeli law, we also will not be permitted to extend the Offer Period, unless either (1) the Israeli Depositary, which guarantees our obligation to pay for the Retalix shares, confirms that, under the new circumstances, it will maintain such guarantee or (2) such a guarantee is obtained by us from another TASE member. We can also amend the offer in our sole discretion, provided that we do so in a manner that either benefits you or is not capable of influencing your decision, or terminate the offer under certain circumstances. If we make a material change in the terms of the offer (as may be permitted under applicable law) or in the information concerning the offer or if we waive a material condition of the offer (if permitted pursuant to applicable law), we will extend the offer to the extent required by rules of the SEC and by Israeli law. See Section 1.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

—	If we decide to extend the Offer Period, we will inform the Depositaries, the Information Agent and our Israeli legal counsel of that fact. We will also inform the ISA and the TASE and publicly announce the extension and the new Completion Date at any time prior to the opening of trading of Retalix shares on the TASE and on NASDAQ on the first trading day following the then-scheduled Completion Date (i.e., at any time prior to the opening of trading on the TASE and on NASDAQ on November 19, 2009 (or on the first trading day following any subsequently scheduled Completion Date)). See Section 1.

HAS RETALIX OR ITS BOARD OF DIRECTORS ADOPTED A POSITION ON THE OFFER?

—	Under applicable U.S. law, no later than ten U.S. business days from the date of this offer to purchase, Retalix is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of our offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer.

As of the date of this offer to purchase, Retalix has not yet provided the required statement of its position concerning the offer pursuant to U.S. law. Our private placement share purchase agreement with Retalix requires that we effect this offer, subject to certain conditions. However, this not does suggest that the board of directors of Retalix will recommend acceptance of this offer.

ARE THERE ANY CONFLICTS OF INTEREST IN THE OFFER?

—	No. Based on the results of the recent Retalix Annual Meeting of Shareholders held on October 19, 2009, and which reflects our arrangement with Ronex under the Shareholders Agreement, six individuals who were designated by us were elected to serve as members of Retalix’s board of directors, whom together will constitute a majority of Retalix’s eleven member board of directors. However, the service of such individuals on the Retalix board of directors will only be effective as of, and conditioned upon, the closing of the private placement transaction, which is scheduled to occur concurrently with the closing of the Offer Period. Therefore, although four (4) of such prospective board members who were nominated by us and who are also members of our bidder group have an interest, as members of our bidder group, that the offer should be accepted by a maximum number of shareholders, thereby enabling us to acquire a 20% interest in Retalix after the consummation of such transactions (excluding warrants) at the lowest possible cost to us (given the greater efficiency of the offer relative to the private placement (as described below)), such interest will not conflict with their fiduciary duties to Retalix, given that they will not be actually serving on the Retalix board of directors until after the conclusion of this offer.

—	As alluded to above, from our perspective, our purchase of Retalixshares from existing shareholders immediately following the close of the Offer Period will be more efficient, financially, than our purchase of Retalixshares from Retalix in the private placement that will occur simultaneously therewith, given the dilution that will result from the private placement. If the maximum number of Retalixshares are tendered to us pursuant to the offer, we will not need to purchase as many Retalixshares in the private placement in order to achieve a 20% equity interest after the consummation of such transaction (excluding warrants), and as such, the total number of outstanding Retalix shares will not increase as much in the process, given the lower number of Retalixshares that will be issued in the private placement. If, on the other hand, no, or a minimum number of, Retalixshares are tendered to us, then, in the aggregate, we will need to purchase a greater number of Retalixshares in the private placement in order to hold 20% of the total outstanding Retalixshares after the consummation of such transactions (excluding warrants).

—	On September 3, 2009, we entered into the Shareholders Agreement with Ronex, in which the parties agreed, among other things, to vote their respective Retalix shares for the election of Retalix’s entire board of directors in accordance with an agreed-upon composition. Under the agreement, six directors shall be designated by us, three directors shall be designated by Ronex, and two, additional directors who meet the criteria of external directors under the Israeli Companies Law shall be designated by Ronex. By virtue of the Shareholders Agreement, each of the parties thereto (i.e., us and Ronex) may be deemed to beneficially own all of the Retalix shares held by all such parties, which, as of the date of the offer, constitute 3,876,210 Retalixshares, representing approximately 19.0% of Retalix’s outstanding share capital. In addition, due to the above-referenced voting commitments and transfer restrictions imposed upon the Retalix shares held by each of Messrs. Barry Shaked and Brian Cooper (each, a founder of Retalix) prior to the prospective acquisition of their Retalixshares by us and Ronex (as appropriate), we and Ronex may also be deemed to beneficially own currently all 2,178,482 Retalix shares beneficially owned by such founders, thereby raising our and Ronex’s joint deemed beneficial ownership to 6,054,692 Retalix shares currently, constituting 29.1% of Retalix’s outstanding share capital as of the present time. Assuming our acquisition of additional Retalixshares pursuant to the offer, the private placement transaction and the share purchase and sale agreement with Barry Shaked, and assuming, as currently contemplated, that Ronex acquires additional Retalixshares from Mr. Shaked and Mr. Brian Cooper, the total number of Retalixshares that may be deemed to be beneficially held by us and Ronex will rise to the range of 10,138,286 to 10,525,786 Retalixshares (representing totals that reflect the minimum and maximum number of Retalixshares, respectively, that may be purchased by us from Retalix pursuant to the private placement, and, accordingly, the maximum and minimum number of Retalixshares, respectively, that may be purchased by us from Retalix shareholders pursuant to the offer), which includes 1,250,000 Retalixshares underlying warrants that we would be granted in the private placement, representing, in total, a 43.4% or 41.7% beneficial interest in the outstanding Retalix shares in such respective scenarios.

—	While several of the current members of Retalix’s board of directors, including (i) Messrs. Shaked and Cooper, along with (ii) Messrs. Ishay Davidi, the chairman of the board, and Gillon Beck, who are affiliates of Ronex, have an interest in the consummation of our private placement transaction and/or our and Ronex’s prospective purchase of Retalix shares from Messrs. Shaked and Cooper, such interest would not be impacted in a material manner by the acceptance or non-acceptance of this offer by Retalix’s shareholders, given that the consummation of such other transactions is not dependent on our acquisition of any minimum number of Retalix shares pursuant to this offer. Therefore, the interest of such current directors of Retalix in the consummation of such other transactions does not conflict with their fiduciary duties to Retalix to consider the offer strictly from the perspective of the best interests of Retalix and its shareholders as a whole. In any event, since this offer is required under the private placement share purchase agreement and such four directors were deemed to have personal interests in the private placement, they did not participate in the discussion of this offer or on the vote on the position of the Retalix board of directors with respect to this offer. We note that as a result of the tender of a maximum number of Retalix shares pursuant to this offer, Ronex’s beneficial ownership percentage of Retalix shares would be approximately 1.7% higher at the conclusion of the private placement and related transactions than it would be if no shares are tendered (due to the greater dilution that would be caused by the larger private placement in the event that no shares are tendered).

See “Background to the Offer – Purpose of the Offer; Reasons for the Offer” and “Background to the Offer – Interest of Persons in the Offer”.

WHAT ARE THE TAX CONSEQUENCES OF THE OFFER?

—	The receipt of cash for Retalix shares accepted for payment by us from tendering shareholders who are “United States persons” under the United States federal income tax rules will be treated as a taxable transaction for United States federal income tax purposes.

—	The receipt of cash for Retalix shares accepted for payment by us from tendering shareholders generally will be a taxable transaction for Israeli income tax purposes for both Israeli residents and non-Israeli residents, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

—	The receipt of cash for Retalix shares accepted for payment by us from tendering shareholders is generally subject to the withholding of Israeli tax at the source, at a rate of 20.0% (for individuals) and 25% (for corporations) of the shareholder’s gain on such sale. We have obtained a tax determination from the Israeli Tax Authority, or the ITA, with respect to the Israeli withholding tax rates applicable to shareholders as a result of the purchase of Retalix shares in the offer. The determination provides, among other things, that:

(1) payments to be made to tendering shareholders who acquired their Retalix shares on or after Retalix’s initial public offering on the TASE on November 7, 1994, who, generally, hold less than 5% of the issued and outstanding Retalix shares and who certify that they are non-Israeli residents for purposes of the Israeli Income Tax Ordinance [New Version], 5721-1961, or the Ordinance, will not be subject to Israeli withholding tax,

(2) payments to be made to eligible Israeli brokers or Israeli financial institutions on behalf of a tendering shareholder will not be subject to Israeli withholding tax, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law,

(3) payments to be made to tendering shareholders who are not described in clauses (1) and (2) above, will be subject to Israeli withholding tax at the fixed rate of 20% for individuals and 25% for entities of the gross proceeds payable to them pursuant to the offer.

Notwithstanding the foregoing, should any tendering shareholder present us with a valid certificate of exemption or tax determination from the ITA applying withholding tax at a lesser rate than that described above or otherwise granting a specific exemption from Israeli withholding tax, we will act in accordance with such certificate or determination.

We recommend that you seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation. See Section 5.

WILL THE OFFER RESULT IN THE DELISTING OF THE RETALIX SHARES?

—	No. We expect that the Retalix shares will continue to trade on NASDAQ and the TASE following completion of the offer. See Section 7.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

—	You can call MacKenzie Partners, Inc., our Information Agent in the United States, at (212) 929-5500 (collect) or Toll Free (800) 322-2885, or our legal counsel in Israel, Meitar Liquornik Geva & Leshem Brandwein, Attention: Shira Azran, Jonathan Nathan, Talya Gerstler or Revital Kahlon, at +972-3-610-3100, during their respective normal business hours. See the back cover of this offer to purchase.

INTRODUCTION

        We, Boaz Dotan, Eli Gelman, Nehemia Lemelbaum, Avinoam Naor, Mario Segal and M.R.S.G. (1999) Ltd. (sometimes collectively referred to herein as “Alpha”), hereby offer to purchase up to 1,550,000 ordinary shares, par value NIS 1.00 per share, of Retalix Ltd., or Retalix shares, at a price of $9.10 per share (subject to withholding taxes, as applicable), in cash, without interest. The offer is subject to the terms and conditions set forth in this offer to purchase, the Letter of Transmittal and the other related documents delivered to you.

        Retalix shares are listed on the NASDAQ Global Select Market, or NASDAQ, under the ticker symbol “RTLX” and on the Tel Aviv Stock Exchange Ltd., or the TASE under the ticker symbol “RETALIX”. As of October 19, 2009, there were 20,406,363 Retalix shares issued and outstanding. As of the date of this offer to purchase, we hold, in the aggregate, 622,843 Retalix shares, representing approximately 3.0% of the issued and outstanding Retalix shares. By virtue of a shareholders agreement that we have entered into with Ronex Holdings, Limited Partnership (“Ronex”), an existing significant shareholder of Retalix (the “Shareholders Agreement”), we and Ronex may be deemed to beneficially own all 3,876,210 Retalix shares held by us and it as of the date of this offer, representing approximately 19.0% of the outstanding Retalix shares. In addition, as a result of voting commitments and transfer restrictions imposed upon the Retalix shares held by each of Messrs. Barry Shaked and Brian Cooper (two founders of Retalix, the former of whom is Retalix’s chief executive officer and board member, and the latter of whom is a Retalix board member) in our and Ronex’s favor under (i) share purchase and sale agreements pursuant to which we and Ronex will acquire substantially all of Mr. Shaked’s Retalix shares, and Ronex alone will acquire all of Mr. Cooper’s Retalix shares, and (ii) a related voting undertaking and irrevocable proxy that Mr. Cooper has provided to us, we and Ronex may also be currently deemed to beneficially own all 2,178,482 Retalix shares beneficially owned by such founders of Retalix, of which 1,426,997 Retalix shares (including 391,518 Retalix shares underlying options that are either exercisable as of, or exercisable within 60 days of, the date of this offer to purchase) are held by Mr. Shaked and 751,485 Retalix shares are held by Mr. Cooper, thereby causing us and Ronex to each be deemed to beneficially own a total of 6,054,692 Retalix shares currently, which constitutes 29.1% of Retalix’s outstanding share capital as of the present time. Assuming that we consummate the acquisition of additional Retalix shares pursuant to (i) this offer, (ii) a private placement transaction with Retalix (which will close immediately following the completion of the Offer Period) and (iii) the share purchase and sale agreement that we have entered into (together with Ronex) with Mr. Shaked (and which is expected to close immediately following the Offer Period), our direct holdings will rise to a collective 20% equity interest in the Company after the consummation of such transactions (excluding 1,250,000 warrants to be issued to us in the private placement), consisting of between 4,416,695 and 4,804,195 Retalix shares. The aforementioned minimum number of Retalix shares that we may hold upon (and subject to) consummation of the transactions would result from the tender of a maximum number of Retalix shares to us in response to this offer and an accompanying minimally-sized investment pursuant to the private placement, while the aforementioned maximum number of Retalix shares that we may hold would result from the tender of no Retalix shares in response to this offer and a maximum sized private placement investment by us. In any case, we would directly hold 20% of issued and outstanding Retalix shares at the conclusion of, and assuming consummation of, the transactions. Assuming, as currently contemplated, that Ronex acquires additional Retalix shares from Messrs. Shaked and Cooper, concurrently with the consummation of the offer, then, due to the Shareholders Agreement, our (and Ronex’s) total beneficial ownership may be deemed to rise to the range of 10,138,286 to 10,525,786 Retalix shares (including Retalix shares underlying warrants that we will acquire) (reflecting a minimum sized private placement and a maximum sized tender offer purchase, or a maximum sized private placement purchase and minimum sized tender offer purchase, respectively), representing a 43.45% or 41.65% beneficial interest, respectively, in the outstanding Retalix shares in such scenarios.

        We (besides our related entity identified in the next paragraph below) are five individuals, citizens of the State of Israel (Boaz Dotan, Eli Gelman, Nehemia Lemelbaum, Avinoam Naor and Mario Segal), who together comprise one of the strongest, most successful and proven team of investors and senior executives in Israel. Our group members have excelled in, even defined, many of the business practices required for Israel-based IT software and services companies to achieve global leadership. Our group successfully founded, managed and grew and brought Amdocs Limited (NYSE: DOX) from a start-up company to its position of undisputed global market leadership today (with approximately $3 billion of revenues, consistent profitability, 17,000 employees and a roster of marquee household names as customers).

        The final member of our bidder group – M.R.S.G. (1999) Ltd. – is a limited company organized under the laws of the State of Israel that is wholly owned and controlled by Mario Segal.

        While we will be collectively purchasing Retalix shares pursuant to the offer, each of us may not be participating in such purchase on an equal, pro-rata basis. Upon (and subject to) consummation of the offer, we intend to instruct the Depositaries to whom Retalix shares will be tendered in the offer as to the allocation that should be used in transferring such shares to us (such allocation has not been finalized).

        Boaz Dotan, Eli Gelman, Nehemia Lemelbaum and Avinoam Naor, who have been elected to the Retalix board of directors, effective and conditioned upon the closing of the private placement investment, have an interest, as members of our bidder group, that our offer should be accepted by a maximum number of shareholders, thereby enabling us to acquire a 20% interest in Retalix after the consummation of such transactions (excluding warrants) at the lowest possible cost to us (given the greater efficiency of the offer relative to the private placement (see below)).  Six prospective members of Retalix’s board of directors, including Boaz Dotan, Eli Gelman, Nehemia Lemelbaum and Avinoam Naor, were designated by us and will begin to serve thereon upon, and subject to, the closing of our private placement investment in Retalix and related transactions.

        The offer is being conducted simultaneously in the United States and in Israel. The period of the offer will be completed at 12:00 a.m., New York time, or 7:00 a.m., Israel time, on Thursday, November 19, 2009. We refer to this period, as may be extended, as the Offer Period, and the date of completion of the Offer Period is referred to as the Completion Date.

        The Offer qualifies as a “Tier II” offer in accordance with the rules of the SEC under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is, as a result, exempt from certain provisions of otherwise applicable statutes and rules.

        If you are a record owner of Retalix shares and tender directly to American Stock Transfer & Trust Company, the U.S. Depositary, or to Clal Finance Batucha Investment Management Ltd., the Israeli Depositary (which we refer to together as the Depositaries), you generally will not be obligated to pay brokerage fees or commissions, service fees or commissions or, except as set forth in the Letter of Transmittal, share transfer taxes with respect to the sale of your Retalix shares in the offer. If you hold your Retalix shares through a bank or broker, we recommend that you check whether they charge any service or other fees.

        We will pay the fees and expenses of the Depositaries in connection with the offer. The Depositaries will act as agents for tendering shareholders for the purpose of receiving payment from us and transmitting payments to tendering shareholders whose Retalix shares are accepted for payment. We will also pay the fees and expenses of MacKenzie Partners, Inc., our Information Agent, and Meitar Liquornik Geva & Leshem Brandwein, our Israeli legal counsel, who will both facilitate and answer questions concerning the offer during their respective normal business hours.

        The offer is not conditioned upon any minimum number of Retalix shares being tendered, nor is it conditioned on the availability of financing or the approval of the board of directors of Retalix. Our obligation to accept, and pay for, Retalix shares validly tendered pursuant to the offer is conditioned, however, upon our concurrent consummation of our private placement investment transaction with Retalix (as described above) and the satisfaction or waiver of the additional conditions set forth in Section 11. We reserve the right (subject to applicable law and the rules of the SEC) to amend or, other than the condition set forth in clause (b) of Section 11, waive any one or more of the terms of, and conditions to, the offer. However, if any of these conditions are not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any Retalix shares tendered in the offer. See Section 1, Section 10 and Section 11.

        Under applicable U.S. law, no later than ten U.S. business days from the date of this offer to purchase, the board of directors of Retalix is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer. As of the date of this offer to purchase, Retalix has not yet provided a statement of its position concerning the offer pursuant to U.S. law. Our private placement share purchase agreement with Retalix requires that we effect this offer, subject to certain conditions. However, this not does suggest that the board of directors of Retalix will recommend acceptance of this offer.

        This offer to purchase, the Letter of Transmittal and the other related documents delivered to you contain important information which should be read carefully before any decision is made with respect to the offer.

FORWARD-LOOKING STATEMENTS

        This offer to purchase, the Letter of Transmittal and the other related documents delivered to you and/or incorporated by reference herein include “forward-looking statements” that are not purely historical regarding our intentions, hopes, beliefs, expectations and strategies for the future, including, without limitation:

—	statements regarding the public float of Retalix shares following consummation of the offer;

—	statements regarding whether the Retalix shares will continue to be "margin securities" following consummation of the offer;

—	statements regarding whether the Retalix shares will continue to be traded on NASDAQ or the TASE or registered under the United States Securities Exchange Act of 1934, as amended, following consummation of the offer;

—	statements regarding the plans, objectives or expectations regarding the future operations or status of us or Retalix; and

—	any statement of assumptions underlying any of the foregoing.

        Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by the use of forward-looking terminology, such as “may,” “can be,” “will,” “expects,” “anticipates,” “intends,” “believes,” “believe in the value,” and similar words and phrases. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to:

—	changes in domestic and foreign economic and market conditions;

—	changes in the ownership of Retalix shares, particularly any substantial accumulations by persons who are not affiliated with us;

—	uncertainty as to the completion of the offer; and

—	the risk factors detailed in Retalix’s most recent annual report on Form 20-F and its other filings with the SEC.

        See Section 9 of this offer to purchase for a discussion of certain information relating to us. Except as may be required by law, we do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such forward-looking statements.

        You should assume that the information appearing in this offer to purchase is accurate as of the date on the front cover of this offer to purchase only.

BACKGROUND TO THE OFFER

Background

        Approximately at the start of January 2009, we began considering the possibility of making a substantial, active investment in a suitable software company, where we could bring to bear our collective experience and complementary skills. We defined certain search criteria and screened numerous target companies. The main parameters used in our screening process included: size (we sought a company with annual revenues exceeding $50 million); global operations; connection to Israel; and, importantly, compatibility with our strengths (we sought a company for which we could leverage our past experience, know-how, contacts and strong track records in order to add substantial value to, and propel, such company’s business). After an extensive search, we found Retalix to be the best fit and the company in which we believed we could make a significant positive impact.

        We decided that we would seek to acquire 20% of Retalix’s outstanding share capital after the consummation of such transactions (excluding warrants) and, at the same time, assume a role on its board of directors and in advising its management. In connection therewith, we conducted an analysis of potential transaction structures and the legal requirements relating to the purchase of Retalix shares. The analysis was made with the assistance of our Israeli legal counsel, Meitar Liquornik Geva & Leshem Brandwein.

        In order to pursue our desired transaction, we had a series of contacts and negotiations with Retalix and its affiliates (and their respective agents) over the course of the period spanning from February 2009 until September 2009, a description of which is provided immediately below (with overall process and key developments and milestones in negotiations highlighted).

        On February 9, 2009, Eli Gelman, one member of our bidder group, had an initial meeting with Mr. Barry Shaked, chief executive officer, president and a board member of Retalix, to present and discuss, in a preliminary manner, our potential transaction with Retalix.

        On February 25, 2009, we sent a non-binding letter to Mr. Ishay Davidi, the chairman of the board of Retalix, on behalf of the Retalix board of directors, expressing our interest in acquiring a 20% of the issued and outstanding share capital of the Company after the consummation of these transactions (excluding warrants), via a private placement at a price per ordinary share of $9.00, representing an approximate 48.8% premium over the average market price of Retalix shares for the prior 90 day period, and a 35.5% premium over the $6.74 per share closing market price of Retalix shares on February 24, 2009 on NASDAQ, payable by us entirely in cash. Our letter proposed that, as part of the prospective transaction, Retalix would provide us with customary warrant coverage by issuing to us warrants to purchase the number of Retalix shares equal to 30% of the Retalix shares to be issued to us in the transaction, exercisable at a $9.00 per share exercise price, and that we would enter into voting agreements with other major shareholders of Retalix upon the signing of the transaction documentation. Our letter emphasized the benefits to the Company of the long-term, strategic nature of our proposed transaction, based on our having excelled at bringing Israel-based IT software and services companies to global leadership, which we believed would complement the Company’s untapped potential. Our letter also emphasized the friendly, cooperative nature of the transaction that we envisioned. Following up on the letter, Mr. Gelman contacted Mr. Davidi and discussed our proposal with him.

In response to, and in considering, our proposal, on February 26, 2009, the Retalix board of directors held a meeting and discussed the letter received from us, as well as three unsolicited non-binding indications of interest received at around the same time from three different U.S.-based private equity funds. At such meeting, the content of our letter and our non-binding proposal to Retalix was discussed. In addition, at the meeting, the Retalix board of directors appointed an Advisor Search Committee that was authorized to search for an appropriate professional advisor that could assist the Retalix board of directors in evaluating the strategic alternatives of the Company. The members of the Advisor Search Committee were Mr. Gillon Beck, Mr. Brian Cooper, Dr. Zvi Lieber and Mr. Itschak Shrem. At that meeting, the Retalix board of directors determined not to enter into negotiations or due diligence with any potential transaction party until it received the advice of a professional advisor. At the direction of the Retalix board of directors, Mr. Davidi contacted each of the four potential transaction parties, including Mr. Gelman (on our behalf), and informed them of the Retalix board of directors’ decision.

        After further deliberations by the Retalix board of directors, on March 23, 2009, Retalix retained Oppenheimer & Co. Inc. (“Oppenheimer”) to perform a strategic review of the operations and financial condition of the Company, as well as an evaluation of the financing and acquisition proposals that the Company had received. On April 27, 2009, representatives of Oppenheimer presented their strategic review and evaluation to the Retalix board of directors. At such meeting, after discussing the pros and cons of the various alternatives facing Retalix, including the expected difficulty of achieving an adequate price for the whole Company in an M&A transaction under prevailing market and economic conditions, as well as other factors, the Retalix board of directors decided to explore the proposal made by us.

        The Retalix board of directors decided that, since an important aspect of our proposal was the added value that we personally offered the Company and its shareholders in terms of post-transaction strategic direction, it should meet with and hear a presentation from us. The Retalix board of directors asked Oppenheimer to hold a preliminary meeting with us and determine whether, in their view, such a presentation from us would be worthwhile. Such meeting occurred on April 26, 2009, as Eli Gelman (on our behalf) met with representatives of Oppenheimer. As a result of such meeting, Oppenheimer recommended to the Retalix board of directors to invite our representatives to make a presentation to the Retalix board of directors; such an invitation was subsequently extended to us.

        Based on such invitation, on May 13, 2009, Messrs. Boaz Dotan, Eli Gelman and Nechemia Lemelbaum, on our behalf, made a presentation with respect to the proposed transaction to Retalix’s board of directors as a whole. Such presentation outlined our collective experience in founding, managing, growing and bringing Amdocs Limited from a start-up company to a position of undisputed global leadership (with approximately $3 billion of revenues, consistent profitability, 17,000 employees and a roster of marquee household names as customers). We also conveyed, in such presentation, our assessment of Retalix based on the publicly available information that we had reviewed, and why we believed that our competencies were well suited for, and could be applied effectively to, Retalix. At such presentation, we also discussed with the Retalix board of directors, representatives of Oppenheimer and counsel to Retalix the general structure of the proposed transaction. We indicated, among other things, that any transaction with the Company would be contingent upon our entering into a voting agreement with the Company’s principal shareholders. At this meeting, the possibility of whether we would agree to effect a tender offer prior to the consummation of a private placement was also discussed, in order to provide the Company’s existing shareholders an opportunity to realize value on their investment in the Company and to cash out part or all of their interest in the Company.

        In follow-up to our presentation, the Retalix board of directors determined to establish a special transaction committee comprised of three independent directors. The Retalix board of directors authorized such transaction committee to negotiate the terms of a transaction with us, but the Retalix board retained the final authority to approve any transaction. The transaction committee members were Dr. Zvi Lieber, Mr. Amnon Lipkin-Shahak and Mr. Ischak Shrem. Members of our group held various meetings with members of the special transaction committee, discussing various aspects of the proposed transaction, including the transaction structure and terms, over the period of the following two months, approximately. We also held various meetings with Oppenheimer over the same period of time, discussing transaction structure and terms.

        Based on our negotiations with the special transaction committee of the Retalix board of directors and Oppenheimer, by the conclusion of May 2009, we reached the stage of progress with the transactions at which we desired to conduct due diligence with respect to Retalix. In order to conduct such due diligence, we agreed to terms of a non-disclosure agreement with Retalix on June 1, 2009, which also included standstill and exclusivity undertakings, and our representatives visited the Company to hear management presentations. The initial term of the exclusivity period was 30 days and was later extended for an additional 30 days.

        On June 8, 2009, the special transaction committee of the Retalix board of directors met and selected Mr. Shrem to lead the negotiations with us. Messrs. Dotan and Gelman, on our behalf, then joined the meeting and negotiations on the terms of the transaction ensued.

        In conjunction with our ongoing due diligence, on June 10, 2009, we also sent to Mr. Shrem, on behalf of the Retalix board of directors, a non-binding letter that updated and supplemented our original February 25, 2009 letter concerning our proposed transaction. In the supplementary letter, we raised the purchase price that we offered to pay in the proposed private placement transaction and in a tender offer to $9.10 per ordinary share. In our updated letter, we proposed that warrants to purchase 1.5 million Retalix shares would be granted to us as part of the private placement, to be priced in segments, 50% at the $9.10 price to be paid per share in the private placement, 25% at $10.10 per share and 25% at $11.10 per share. The supplementary letter also reflected our willingness to acquire a portion of the 20% equity interest after the consummation of such transactions (excluding warrants) that we sought in Retalix from Mr. Shaked, and to provide management services to the Company in consideration for a customary annual fee.

        While we were negotiating transaction structure and terms for our proposed private placement investment, we simultaneously commenced and continued parallel discussions with Ronex, a principal shareholder of Retalix, Mr. Barry Shaked and Mr. Brian Cooper, the two founders of Retalix who were party to a shareholders agreement with Ronex, concerning the proposed transactions and the governance of Retalix following the consummation of such transactions. It was ultimately determined that (i) the existing shareholders agreement would be terminated, (ii) both we and Ronex would participate in the purchase of all of Mr. Shaked’s Retalix shares (except for 2,000 Retalix shares held by him), at a price of $12 per share, with our undertaking to purchase 566,740 of his Retalix shares and Ronex agreeing to purchase 466,739 of his Retalix shares, and (iii) all of Mr. Cooper’s Retalix shares would be purchased by Ronex alone, also at a price of $12 per share. We and Ronex agreed to pay this premium purchase price to the founders due to, among other, their agreement to terminate their existing shareholders agreement with Ronex, their 27-year relationship with Retalix and their agreement to give us and Ronex multi-year covenants not to compete with Retalix or solicit employees of Retalix.

        In furtherance of all ongoing discussions and understandings, on June 24, 2009, a meeting was held among representatives of counsel to Retalix, Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. (“Goldfarb”), and representatives of our counsel, Meitar Liquornik Geva & Leshem Brandwein (“Meitar”), at which the structure and legal terms of the private placement transaction and the potential tender offer by us were discussed. Subsequent meetings and conference calls between the law firms were held over the course of the next nine weeks. Our counsel also simultaneously conducted discussions with Ronex’s counsel, Naschitz, Brandes & Co. (“Naschitz”) concerning the proposed shareholders agreement, while both Meitar and Naschitz discussed share purchase and sale transactions with counsel to Mr. Shaked and Mr. Cooper, Herzog, Fox & Neeman (“Herzog”).

        On July 2, 2009, our counsels at Meitar sent an initial draft of the private placement share purchase agreement to counsel to the Company, Goldfarb. Drafts of this and the other transaction agreements were exchanged and negotiated during the course of the next eight weeks. At or around the same time, counsel to Ronex, Naschitz, sent an initial draft of the proposed shareholders agreement between Ronex and us to our counsel, Meitar. The initial drafts of the share purchase and sale agreements that we and Ronex were to enter into with Retalix’s founders were provided by Meitar and Naschitz, respectively, to the founders’ counsel, Herzog.

        Following the period of our due diligence, on July 19, 2009, Eli Gelman made a presentation on our behalf to the Retalix board of directors with respect to the key findings of our due diligence, while also conveying highlights of our proposed action plan for improving Retalix’s fundamentals. Such presentation covered the following six main categories: strategy; business; products; services; human resources; and finance, efficiency and operations. The presentation served as a prelude to subsequent discussions that we held with the special Retalix board transaction committee and Oppenheimer in an effort to reach agreement on transaction structure and terms, which discussions were held in parallel with the contacts and negotiations between our legal counsel and Retalix’s legal counsel. In parallel, Mr. Shrem, on behalf of the special transaction committee of the Retalix board of directors, and Mr. Gelman, on our behalf Investors, continued to negotiate the business terms of the proposed transaction.

        On July 19, 2009, at a meeting of the Retalix board of directors, attended by Messrs. Gelman and Lemelbaum on our behalf, representatives of Oppenheimer, representatives of Goldfarb, and Mr. Gur Shomron, the nominee for election as an external director of the Company, Mr. Gelman presented the results of our due diligence review. The presentation was divided into six main categories: strategy; business; products; services; human resources; and finance, efficiency and operations. The presentation pointed out the Company’s strengths and weaknesses in each area and offered highlights of our proposed action plan for improvements. After our representatives left the meeting, Mr. Shrem updated the Retalix board of directors on the status of the negotiations and the remaining unresolved issues.

        Throughout July and August 2009, the various parties revised and finalized all documentation related to the private placement, the Shareholders Agreement and the purchases from the founders.

        On September 1, 2009, a meeting of the Transaction Committee was held, in which representatives of Oppenheimer and representatives of Goldfarb participated. The terms of the private placement purchase agreement and related share purchase agreements and the transactions contemplated thereby were reviewed. The special transaction committee of the Retalix board of directors unanimously determined that the proposed private placement transaction is in the best interests of the Company and its shareholders and resolved to recommend to the audit committee of Retalix board of directors and to the Retalix board of directors itself to approve the private placement, the related share purchase agreements and the transactions contemplated thereby.

        On September 2, 2009, the Retalix audit committee and board of directors each separately met, in the presence of representatives of Oppenheimer and Goldfarb, to consider the private placement, the related share purchase agreement and the transactions contemplated thereby. The four directors with personal interests in the transaction (Messrs. Shaked and Cooper, Retalix’s founders, and Messrs. Davidi and Beck, who are affiliates of Ronex) did not participate in the board of directors’ discussion or vote regarding the proposed transaction. The Retalix board of directors received a detailed summary of the terms of the private placement, related share purchase agreements and the transactions contemplated thereby. Mr. Shrem reported that, earlier that day, he and our representative agreed to change the exercise price of the warrants that were to have an exercise price of $9.10 per share or $10.10 per share to $9.75 per share. At this meeting, Oppenheimer presented its financial analysis of the terms of the private placement transaction and rendered to the Retalix board of directors an oral opinion (which was confirmed in writing the next day) to the effect that, and based upon and subject to the matters stated therein, the consideration to be paid to the Company in the transaction was fair, from a financial point of view, to the Company. Mr. Shrem reported to the Retalix board of directors the affirmative and unanimous recommendation of the special transaction committee of the Retalix board of directors. At subsequent separate meetings of first the audit committee and then the Retalix board of directors, following a discussion of various aspects of the proposed transaction, each of them (i) unanimously determined that the private placement transaction is in the best interests of the Company and its shareholders and unanimously approved the private placement transaction, the related share purchase agreement and the transactions contemplated thereby, and (ii) recommended (or, in the case of the audit committee, recommended that the board of directors in turn recommend) that Retalix’s shareholders approve such transactions. The Retalix board of directors furthermore approved the execution, delivery and performance by Retalix of the warrants to be issued to us in the private placement, the management services agreement, the registration rights agreement, and other ancillary documentation to which Retalix is party with respect to the private placement. The Retalix board of directors also directed Retalix management to call a meeting of Retalix shareholders for approval of the transactions related to the private placement and to take such other actions as are necessary to complete such transactions.

        In connection with the required shareholder meeting for approval of the private placement and related transactions, we obtained voting undertakings and irrevocable proxies from each of Messrs. Shaked and Cooper and from Ronex to vote their Retalix shares in favor of such approval.

        On the following day, September 3, 2009, we and Retalix executed and delivered to one another the private placement share purchase agreement, under which we will purchase from Retalix, at a price per share of $9.10 such number of shares so that will collectively hold Retalix shares representing 20% of its issued and outstanding share capital after the consummation of these transactions, and we will also be issued warrants to purchase 625,000, 312,500 and 312,500 Retalix shares exercisable at the following per share exercise prices, respectively: $9.75, $11.10 and $12.10. Thus, the number of Retalix shares to be purchased by us shall be reduced based on purchases by us pursuant to this offer. Also concurrently therewith, we and Ronex furthermore entered into the share purchase and sale agreement with Mr. Shaked, while Ronex alone entered into a share sale and purchase agreement with Mr. Cooper. Under such agreements, we and Ronex will purchase 566,740 and 466,739 Retalix shares from Mr. Shaked, respectively, and Ronex will purchase 751,485 Retalix shares from Mr. Cooper, constituting all of the Retalix shares held by Mr. Shaked (except for 2,000 Retalix shares held by him) and all of the Retalix shares held by Mr. Cooper, in each case at a purchase price of $12.00 per share. On that same day, we and Ronex separately entered into the Shareholders Agreement, which governs matters related to the composition of Retalix’s board of directors, as well as provides for certain rights and restrictions related to transfers of Retalix shares by each of us and Ronex.

        Under the Shareholders Agreement, we and Ronex have agreed to vote in favor of setting the size of Retalix’s board of directors at eleven (11) members, of whom we have the right to nominate six (6), and Ronex has the right to nominate five (5), of which two (2) are to be external directors (as defined under the Israeli Companies Law). We and Ronex will furthermore vote in favor of causing Retalix’s subsidiaries’ boards of directors to reflect a similar proportionate composition. The identity of the chief executive officer of Retalix shall be determined by the Retalix board of directors, as so composed, subject to our obligation to consult with, and use commercially reasonable efforts to accommodate the views of, Ronex in connection therewith. We and Ronex have also agreed to attempt to reach a unified voting position on all matters being brought to a vote at Retalix’s general shareholder meetings, and to vote against any proposed changes to Retalix’s articles of association which will conflict with the provisions of the Shareholders Agreement. If either of us or Ronex seeks to transfer Retalix shares constituting in the aggregate (either in one block or in separate transactions over the course of a six month period) 5% (five percent) or more of the issued and outstanding share capital of Retalix on the date of a prospective sale, or the sale of Retalix shares that would result in any person or group of persons holding in the aggregate 5% (five percent) or more of the issued and outstanding share capital of Retalix (other than, in each case, to certain family members and/or affiliates that constitute permitted transferees, and excluding sales on a stock exchange in open market transactions, sales pursuant to a registration statement effected consistent with our registration rights agreement with Retalix, and sales pursuant to a tender offer), the selling shareholder (either any of us or Ronex) shall be required to first offer such shares to the other party, upon the same terms offered to the prospective purchaser. Either shareholder may, in lieu of exercising its right of first refusal, instead participate in a sale of Retalix shares to the relevant third party in a “tag-along” fashion on a pro-rata basis, based on the relative number of Retalix shares held by us and Ronex, subject to the same terms and conditions under which the selling shareholder’s sale is consummated. A shareholder shall not be entitled to exercise the tag along rights until the third anniversary of the closing of the private placement if as a result of the exercise thereof (i) the proposed purchaser would hold 25% or more of the then issued and outstanding share capital of the Company and (ii) we and Ronex (and our respective permitted transferees) would jointly hold less than 25% of the then issued and outstanding share capital of Retalix; in which case the selling shareholder and the other shareholder “tagging along” will only be entitled to sell to the proposed purchaser such number of Retalix shares equal to their respective pro-rata portions of the total number of Retalix shares permitted to be sold while complying with the tag-along provisions. In the case of a prospective sale by either shareholder after which its holdings of Retalix stock will drop below 9% of the then issued and outstanding share capital of Retalix, it shall, if requested by the non-selling shareholder, agree to vote in favor of the adoption of anti-takeover measures with respect to Retalix and to otherwise cooperate in causing Retalix to implement such measures. The parties have agreed that the Shareholders Agreement will terminate on the earlier to occur of: (i) the fifth anniversary of the date of the Shareholders Agreement, (ii) the termination of the private placement share purchase agreement with respect to the private placement of Retalix shares to us and (ii) the first date on which either party holds less than 1,100,000 Retalix shares (as adjusted for stock splits, bonus shares, combinations and similar reclassifications).

        In addition to the Shareholders Agreement with Ronex, we also reached internal, oral understandings with respect to these transactions, the subsequent governance of Retalix and the potential disposition of Retalix shares by us (assuming that the transactions close). As a result of such understandings, all decisions that need to be made by us with respect to our investment in Retalix, including for purposes of agreements with external parties (such as the Shareholders Agreement), shall be determined by a majority of the five (5) natural persons within our bidder group (i.e., Boaz Dotan, Eli Gelman, Nehemia Lemelbaum, Avinoam Naor and Mario Segal). Thus, the designation of persons to be appointed to the Retalix board of directors as our nominees shall be decided upon by a majority of such five individuals. As to disposition of Retalix shares, each of us has agreed, under our oral understandings, not to sell his (or, as undertaken by Mr. Segal with respect to M.R.S.G. (1999) Ltd., its) Retalix shares for a period of five (5) years following the closing of the prospective private placement, which may be shortened by a decision of a majority of the five (5) natural persons within our bidder group, but to a period of no less than two (2) years (which is the period for which we have agreed under the private placement share purchase agreement not to dispose of our Retalix shares, as described elsewhere in this offer) and during the third year subject to the limitations we undertook upon ourselves in the private placement share purchase agreement, as described elsewhere in this offer to purchase. We have furthermore agreed internally, under our oral understandings, to provide a right of first offer (similar to the right of first offer provided to Ronex under the Shareholders Agreement) to one another with respect to any potential transfer of Retalix shares to third parties (which would take effect prior to Ronex’s right of first offer under the Shareholders Agreement). Our disposition of Retalix shares shall then be subject to Ronex’s right of first offer under the Shareholders Agreement. We have further agreed that the right to make decisions by the five (5) natural persons within our bidder group is personal, may not be transferred to any transferee of Retalix shares that may be held by us (whether by will, by law or otherwise, and whether due to the death, incapacity or other inability of any member of our bidder group to exercise such right) and thus will remain with the remaining natural persons within our bidder group.

        As a result of the signing of all transaction documents related to the private placement transaction and related share purchase transactions with Retalix’s founders, Retalix issued a press release on September 3, 2009 which included a description of our potential tender offer, subject to all conditions to the closing of the private placement being satisfied or waived, including Retalix’s receipt of the required shareholders approvals under the Israeli Companies Law and any regulatory approvals. Because of its relevance as a pre-commencement communication related to our tender offer, such press release was filed by us and by Retalix with the SEC under cover of SEC Schedules TO-C and 14D-9, respectively.

        On September 10, 2009, Retalix published a notice of its Annual Meeting of Shareholders (the “Retalix Shareholders Meeting”) with respect to the required shareholder meeting for approval of the private placement and related transactions, and on September 21, 2009, commenced delivery of the Proxy Statement to its shareholders. As described in the Proxy Statement in greater detail (which such description is incorporated by reference herein), at the Retalix Shareholders Meeting, which was held on October 19, 2009, Retalix sought (and later obtained), among other approvals, the approval of those matters related to the private placement transaction that required approval under the Israeli Companies Law, including, as described in greater detail in the Proxy Statement: (i) our acquisition, together with Ronex, of a 25% voting share “control block” in Retalix (within the meaning of the Israeli Companies Law); (ii) the private placement transaction itself, which is deemed an extraordinary transaction in which controlling shareholders (i.e., Ronex, the founders and us) have a personal interest; (iii) pursuant to our request under Section 66 of the Israeli Companies Law, the expansion of the authorized size (to eleven (11) members) of, and election of a new slate of nominees to, the Company’s board of directors (the service of whom will commence upon, and is subject to, the closing of the private placement); (iv) an increase in the Company’s authorized share capital to NIS 50,000,000, divided into 50,000,000 Retalix shares; (v) the Company’s entry into a separation agreement with Mr. Barry Shaked and a related management company controlled by him; (vi) the Company’s purchase of a “tail” policy with respect to its directors and officers insurance policy, effective as of the consummation of the private placement share purchase agreement; and (vii) the Company’s execution of indemnification agreements with its directors who will be elected effective as of the consummation of the private placement and from time to time in the future.

        As a pre-condition to our commencement of the tender offer, the private placement share purchase agreement required that all closing conditions to the private placement be fulfilled, and (with limited exceptions) all executed documents and other closing deliverables required thereunder be delivered by the parties thereto (including all signed documentation related to the purchase by us and Ronex of the Retalix shares held by Messrs. Shaked and Cooper) and placed into escrow in advance of the tender offer and in anticipation of the closing of the private placement concurrently with the consummation of the tender offer (i.e., at the conclusion of the Offer Period). The cash consideration covering the purchase of Retalix shares pursuant to the private placement, related share purchase agreements and the tender offer (assuming a maximal number of Retalix shares to be purchased by us in total pursuant to both transactions, due to the tender of no Retalix shares in response to the offer and a maximum number of Retalix shares to be sold in the private placement) was also required to be wired by us and Ronex, as the case may be, to an escrow agent as part of such “pre-closing” arrangement. The remaining conditions to which closing of the private placement is subject following the tender offer are (i) that no governmental entities shall have enacted legislation, order or other judgment that render the private placement share purchase agreement or the transactions contemplated thereby illegal, (ii) that each of the related share purchase agreements with the founders and the Shareholders Agreement shall be in full force and effect and all required actions to be taken or satisfied thereunder in order to effect the closings thereof simultaneously with the closing of the private placement shall have been duly taken or satisfied or waived in accordance with their respective terms, and such closings shall occur simultaneously (except if, pursuant to the terms of the founders share purchase agreements, the closing may be effected without effecting the closing(s) thereunder), and (iii) that all closing deliverables shall have been delivered or released from escrow and received by us or the Company, as applicable.

        On October 19, 2009, at the Retalix Shareholders Meeting, the shareholders approved the required matters pursuant to the Israeli Companies Law (which included the requisite level of support from disinterested shareholders, as described in the Proxy Statement). Furthermore at the Retalix Shareholders Meeting, the expansion of the size of Retalix’s board of directors to eleven (11) members was approved, as was the election of six (6) new members to serve on the board of directors (replacing all then-existing members of the board of directors, other than Gillon Beck, Ishay Davidi and Itschak Shrem and the two incumbent external directors, Gur Shomron and Dr. Zvi Lieber), effective as of and subject to the closing of the private placement investment transaction. Our six (6) nominees who constituted the six (6) new board members who were elected are Boaz Dotan, Eli Gelman, David Kostman, Nehemia Lemelbaum, Robert A. Minicucci and Avinoam Naor.

        On October 20, 2009, the day following receipt of such shareholder approvals, all relevant parties delivered into escrow their respective closing deliverables and funds under the private placement share purchase agreement (including our delivery of the cash consideration for the maximum number of Retalix shares, in the aggregate, to be purchased in the private placement and the tender offer), and confirmed the fulfillment of the conditions to the pre-closing of the private placement investment. Such pre-closing thereby set the stage for us to commence this offer.

        Under the private placement share purchase agreement, we have covenanted to Retalix that we will conduct this offer prior to the closing of the private placement. Furthermore, as described above, any Retalix shares that we purchase pursuant to this offer will reduce the number of Retalix shares that we will purchase from Retalix at the closing under the private placement share purchase agreement, given that following the consummation of both such transactions, as well as our purchase from Mr. Shaked, we will in any case hold an aggregate number of Retalix shares that will constitute 20% of Retalix’s outstanding share capital after the consummation of such transactions (excluding warrants).

        Over the period of time leading up to the date of this offer to purchase, we conducted preparations in order to enable us to commence this offer. With the assistance of legal counsel, we applied to the ISA for relief from certain provisions of the Israeli securities laws to enable us to structure a tender offer that would comply with applicable law and regulations in both the U.S. and Israel. We also requested from the Israeli Tax Authority, or the ITA, a tax determination with respect to the Israeli withholding tax rates applicable to the offer, and have filed a merger notice with the Israeli Comptroller of Restrictive Trade Practices (also known as the Israeli Antitrust Authority) (the “General Director of the Israel Antitrust Authority”), due to the potential increase of our shareholdings in Retalix to more than 25% of the Retalix shares and our relevant rights under the Shareholders Agreement.

        On September 10, 2009, we received the exemptive relief that we requested from the ISA.

        On September 17, 2009, we received the approval of the General Director of the Israeli Antitrust Authority.

        On October 11, 2009, we received the tax determination that we sought from the ITA concerning Israeli withholding tax rates applicable to the offer.

        As of the date of this offer to purchase, we directly hold 622,843 Retalix shares, representing approximately 3.0% of the issued and outstanding Retalix shares. By virtue of the Shareholders Agreement, we and Ronex may be deemed to beneficially own all 3,876,210 Retalix shares held by us and it as of the date of this offer, representing approximately 19.0% of the outstanding Retalix shares. In addition, due to the voting commitments and transfer restrictions imposed upon the Retalix shares held by each of Messrs. Barry Shaked and Brian Cooper (each, a founder of Retalix) in our and Ronex’s favor under (i) the share purchase and sale agreements pursuant to which we and Ronex will acquire substantially all of Mr. Shaked’s Retalix shares, and Ronex alone will acquire all of Mr. Cooper’s Retalix shares, and (ii) a related voting undertaking and irrevocable proxy that Mr. Cooper has provided to us prior to the prospective acquisition of their Retalix shares by us and Ronex (as appropriate), we and Ronex may also be deemed to beneficially own currently all 2,178,482 Retalix shares beneficially owned by such founders, thereby raising our and Ronex’s joint deemed beneficial ownership to 6,054,692 Retalix shares currently, constituting 29.1% of Retalix’s outstanding share capital as of the present time. As a result of, and subject to, our acquisition of additional Retalix shares pursuant to (i) this offer, (ii) the private placement transaction with Retalix and (iii) the share purchase and sale agreement that we have entered into (together with Ronex) with Mr. Shaked (each of which is expected to close concurrently immediately following the Offer Period), our direct equity interest in Retalix will rise to 20% of the outstanding Retalix shares after the consummation of such transactions (excluding an additional 1,250,000 Retalix shares issuable upon exercise of warrants that we will be granted in the private placement), consisting of between 4,416,695 and 4,804,195 Retalix shares (reflecting a maximum sized tender offer purchase and minimum sized private placement, or a minimum sized tender offer purchase and maximum sized private placement purchase, respectively). Assuming, as currently contemplated, that Ronex acquires additional Retalix shares from Mr. Shaked and Mr. Cooper immediately following the Offer Period (concurrently with the closing of the other transactions), then, due to the Shareholders Agreement, our (and Ronex’s) total beneficial ownership will rise to the range of 10,138,286 to 10,525,786 Retalix shares (reflecting a maximum sized tender offer purchase and minimum sized private placement, or a minimum sized tender offer purchase and maximum sized private placement purchase, respectively), representing a 43.45% or 41.65% beneficial interest in the outstanding Retalix shares, respectively (which includes warrants to purchase an additional 1,250,000 Retalix shares to be issued to us in the private placement).

Purpose of the Offer; Reasons for the Offer

        We are conducting the offer as part of our consummation of a strategic investment because we believe in our ability to make a significant positive impact on Retalix. We are seeking to increase our equity interest in Retalix in order to leverage our past experience, know-how, contacts and strong track records in order to add substantial value to, and propel, its business and play a substantial role in its leadership. Our current goal is to acquire 20% of the issued share capital of Retalix after the consummation of following transactions (excluding 1,250,000 Retalix shares issuable upon exercise of the warrants to be issued to us in the private placement), by way of both this offer and purchases of Retalix shares directly from the Company in a private placement and from Mr. Barry Shaked, the founder and chief executive officer of Retalix, which will each be consummated immediately following the close of the Offer Period. If the private placement is not consummated in accordance with its terms, we will not be obligated to consummate this offer. We have agreed to effect this offer to provide existing shareholders, with whom we seek to build a long-term, mutually beneficial relationship, an opportunity to realize value on their investment and to cash out part or all of their interest in the Company (at the same purchase price per share at which we will be purchasing Retalix shares from the Company itself (excluding the warrants), as well as to try to reduce the amount of dilution of the holdings of the existing shareholders. We believe that we are uniquely positioned to enhance value for the Company and its shareholders even further on a going-forward basis, once we are playing an active role in advising the Company’s management and serving on the Company’s board of directors. Concurrently with our acquisition of Retalix shares via both this offer and the private placement transaction with Retalix, we and Ronex, an existing significant shareholder of Retalix, will purchase all of Mr. Shaked’s holdings of Retalix shares (except for 2,000 Retalix shares held by him). As a result of the consummation of these transactions, we will have raised our holdings from approximately 3.0% to 20% after the consummation of these transactions (excluding 1,250,000 Retalix shares issuable upon exercise of the warrants to be issued to us in the private placement), and, in connection therewith, we have furthermore entered into the Shareholders Agreement pursuant to which, among other matters, we have agreed with Ronex on the manner in which we will vote in electing the members of Retalix’s board of directors and under which we will have the right to designate a majority of the members thereof. Our commitment to Retalix is further evidenced by our undertaking, in the private placement share purchase agreement, not to dispose of any portion of our newly acquired Retalix shares (including Retalix shares acquired both via this offer and via the private placement) for a period of two years following the consummation of the current transactions, and, for an additional year following such two year period, not to dispose of any such Retalix shares in a transaction that would reduce our and Ronex’s combined holdings in Retalix to below 25% while raising the purchaser’s holdings to 25% or greater. We have further agreed to a transfer restriction, for a period of one year post-closing, with respect to the warrants (and underlying Retalix shares) to be granted to us in the private placement. We have also committed to providing management services to Retalix, further committing us to the leadership of the Company, as detailed in the Proxy Statement, and have agreed to be subject to non-competition restrictions for a period of twelve (12) months following the termination of the management services agreement. The election of members of our bidder group to Retalix’s board of directors, as detailed in the Proxy Statement, will likewise enhance our involvement with, and commitment to, the Company.

Plans for Retalix after the Offer; Certain Effects of the Offer

        Except as otherwise described in this offer to purchase, in the Proxy Statement or in the Statement of Beneficial Ownership on Schedule 13D filed by us with the SEC on September 10, 2009 with respect to our beneficial ownership of Retalix shares (the “Schedule 13D”), none of the members of our bidder group, and to the best of our knowledge none of the other persons listed in Schedule I to this offer to purchase, has any current plans, proposals or negotiations that relate to or would result in the following:

—	an extraordinary corporate transaction, merger, reorganization or liquidation involving Retalix or any of its subsidiaries;

—	a purchase, sale or transfer of a material amount of the assets of Retalix or any of its subsidiaries;

—	any material change in the present dividend rate or policy or indebtedness or capitalization of Retalix;

—	any change in the present board of directors and management of Retalix (including any plan or proposal to change the number or term of directors or to fill any existing vacancy on the board or to change any material term of the employment contract of any executive officer);

—	any other material change in Retalix's corporate structure or business;

—	a delisting of the Retalix shares (whether in a single transaction or a series of transactions); or

—	the Retalix shares becoming eligible for termination of registration under the Exchange Act, whether in a single transaction or a series of transactions.

        We expect that in the future, there may be significant developments or transactions involving Retalix or its securities, or offers, proposals or discussions related thereto, which may involve acquisitions or sales of securities, assets or business operations by Retalix or, potentially, acquisitions or sales by us with respect to our holdings in Retalix. Other than those transactions that have already been effected or that are currently pending (as described herein and in the Proxy Statement), however, we have no such further plans currently.

        We intend to review on a continuing basis our investment in Retalix shares and take such actions with respect to our investment as we deem appropriate in light of the circumstances existing from time to time. Such actions could include, among other things, additional purchases of Retalix shares pursuant to one or more open-market purchase programs, through private transactions or through tender offers or otherwise, subject to applicable U.S. and Israeli law. Future purchases may be on the same terms or on terms that are more or less favorable to Retalix’s shareholders than the terms of the offer. Any possible future purchases will depend on many factors, including the results of the current offer, the market price of Retalix shares, our business and financial position, and general economic and market conditions, as well as applicable law. In particular, under the Israeli Companies Law, assuming the consummation of the private placement (and because of our deemed ownership of the Retalix shares held by Ronex by virtue of the Shareholders Agreement), we shall acquire a 25% beneficial ownership interest in Retalix, and therefore we may not, in the future, acquire such number of additional Retalix shares that would result in our holding (alone or together with others) in excess of 45.0% of the issued and outstanding Retalix shares (assuming that no other person owns at least 45.0% of Retalix’s voting power) except via a special tender offer or upon Retalix’s shareholder approval of such acquisition. In the alternative, following the consummation of the offer and our related acquisitions of Retalix shares from the company and Mr. Shaked, we may also determine to dispose of our Retalix shares, in whole or in part, at any time and from time to time, subject to applicable laws and subject to the above-noted transfer restrictions extending between one and three years following the closing under the private placement share purchase agreement, for Retalix shares acquired pursuant to the private placement (including Retalix shares issuable upon exercise of warrants granted to us in the private placement) and this offer, as appropriate. Any such decision would be based on our assessment of a number of different factors, including, without limitation, the business, prospects and affairs of Retalix, the market for the Retalix shares, the condition of the securities markets, general economic and industry conditions and other opportunities available to us. However, our current intent is to remain a strategic investor that remains involved in the management of the company for the foreseeable future, as we view our experience and strengths as symbiotic with the managerial and operative needs of Retalix, and we intend to develop such symbiosis well into the future in order to realize value for Retalix and its shareholders.

        The offer may limit the ability of Retalix to use U.S. federal income net operating loss carry forwards. The Annual Report on Form 20-F of Retalix for the year ended December 31, 2008 (the “2008 Form 20-F”), states that as of December 31, 2008, the U.S. subsidiaries of Retalix had U.S. federal net operating loss carry forwards of approximately $43,600,000. Subject to certain limitations, net operating loss carry forwards may be used to offset future taxable income and thereby reduce U.S. federal income taxes otherwise payable. Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), imposes an annual limitation on the ability of a corporation that undergoes an “ownership change” to use its net operating loss carry forwards to reduce its tax liability. It is possible that the U.S. subsidiaries of Retalix may experience “ownership changes” as defined in Section 382 of the Code because of changes in the ownership of Retalix shares, including as a result of consummation of the offer. Accordingly, the use of net operating loss carry forwards by the U.S. subsidiaries of Retalix may be limited by the annual limitation described in Section 382 of the Code. Any limitation on the use of net operating loss carry forwards could increase the U.S. federal income tax liability of the U.S. subsidiaries of Retalix.

Rights of Shareholders Who Do Not Accept the Offer

        You will have no appraisal or similar rights with respect to the offer. You may respond to the offer by accepting the offer or you may simply not respond to the offer and not tender your Retalix shares.

Interest of Persons in the Offer

        On September 3, 2009 we entered into the Shareholders Agreement with Ronex, in which the parties agreed, among other things, to vote their respective Retalix shares for the election of the entirety of Retalix’s board of directors (which, following the Retalix Shareholders Meeting on October 19, 2009 and subject to the closing of our private placement transaction with Retalix, will consist of eleven directors) in a manner in which six directors will be designated by us and five directors, including two external directors, will be designated by Ronex. By virtue of the Shareholders Agreement, each of the parties thereto may be deemed to beneficially own all 3,876,210 Retalix shares held as of the date of the offer by all such parties, representing approximately 19.0% of the outstanding Retalix shares.

        In addition, as a result of voting commitments and transfer restrictions imposed upon the Retalix shares held by each of Messrs. Barry Shaked and Brian Cooper in our and Ronex’s favor under (i) share purchase and sale agreements, dated September 3, 2009, pursuant to which we and Ronex will acquire all of Mr. Shaked’s Retalix shares (except for 2,000 Retalix shares held by him), and Ronex alone will acquire all of Mr. Cooper’s Retalix shares, and (ii) a related voting undertaking and irrevocable proxy that Mr. Cooper provided to us, we and Ronex may also be currently deemed to beneficially own all 2,178,482 Retalix shares beneficially owned by such founders of Retalix, of which 1,426,997 Retalix shares (including 391,518 Retalix shares underlying options that are either exercisable as of, or exercisable within 60 days of, the date of this offer to purchase) are held by Mr. Shaked and 751,485 Retalix shares are held by Mr. Cooper, thereby causing us and Ronex to each be deemed to beneficially own a total of 6,054,692 Retalix shares currently, which constitutes 29.1% of Retalix’s outstanding share capital as of the present time.

        Assuming our acquisition of additional Retalix shares pursuant to the offer, the private placement transaction and the share purchase and sale agreement with Barry Shaked, and assuming, as currently contemplated, that Ronex acquires additional Retalix shares from Mr. Shaked and Mr. Brian Cooper, the total number of Retalix shares beneficially held by us and Ronex will rise to the range of 10,138,286 to 10,525,786 Retalix shares (reflecting a maximum sized tender offer purchase and minimum sized private placement, or a minimum sized tender offer purchase and maximum sized private placement purchase, respectively), representing a 43.45% or 41.65% beneficial interest in the outstanding Retalix shares (which such numbers and percentages include warrants to purchase an additional 1,250,000 Retalix shares to be issued to us in the private placement).

        Each of Boaz Dotan, Eli Gelman, Nehemia Lemelbaum and Avinoam Naor , who are prospective members of Retalix’s board of directors (effective upon, and subject to, the closing under our private placement investment), are members of our bidder group.

        Messrs. Shaked and Cooper, current members of Retalix’s board of directors, are parties to the prospective transactions whereby we and Ronex will purchase all of the Retalix shares held by Mr. Shaked (except for 2,000 Retalix shares held by him) and Ronex will purchase all of the Retalix shares held by Mr. Cooper. Messrs. Ishay Davidi, chairman of Retalix’s board of directors, and Gillon Beck, an additional current director of Retalix, are affiliates of Ronex, with whom we have entered into the Shareholders Agreement and which will be purchasing Retalix shares from Messrs. Shaked and Cooper. None of such current Retalix board members is affiliated with us or possesses a material interest in the acceptance of our offer by Retalix’s shareholders (given that the consummation of the purchases from Messrs. Shaked and Cooper and the continuing effectiveness of the Shareholders Agreement are not dependent upon our acquisition of any minimum number of Retalix shares pursuant to this offer). We note that as a result of the tender of a maximum number of shares pursuant to this offer, Ronex’s beneficial ownership percentage of Retalix shares would be approximately 1.7% higher at the conclusion of the private placement and related transactions than it would be if no shares are tendered pursuant to this offer (due to the greater dilution that would be caused by the larger private placement in the event that no shares are tendered to us).

Related Party Transactions

        Except as described in this offer to purchase or in any of the documents incorporated by reference herein (including the Proxy Statement and the Schedule 13D), none of the members of our bidder group, nor any of the other persons listed in Schedule I to this offer to purchase, have had any transaction during the past two years with Retalix or any of its executive officers, directors or affiliates that is required to be described in this offer to purchase under applicable law. Except as set forth in this offer to purchase, there have been no negotiations, transactions or material contacts during the past two years between any of the members of our bidder group, or any of the other persons listed in Schedule I to this offer to purchase, on the one hand, and Retalix and its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer, exchange offer or other acquisitions of Retalix’s securities, an election of Retalix’s directors or a sale or other transfer of a material amount of assets of Retalix.

THE TENDER OFFER

        YOU SHOULD READ THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

1.	TERMS OF THE OFFER; PRORATION; COMPLETION DATE.

        The offer is being made to all of Retalix’s shareholders. Upon the terms of, and subject to the conditions to, the offer (including any terms of, and conditions to, any extension or amendment), subject to proration, we will accept for payment and pay for Retalix shares, that are validly tendered and not properly withdrawn in accordance with Section 4 prior to 12:00 a.m., New York time, or 7:00 a.m., Israel time, on Thursday, November 19, 2009, unless and until we extend the period of time during which the offer is open. We refer to this period, as may be extended (as described below), as the Offer Period, and the date of completion of the Offer Period is referred to as the Completion Date. We expect to make such payment, including in the event that proration of tendered Retalix shares is required, within four U.S. business days following the Completion Date.

        Retalix Shares tendered during the Offer Period may be withdrawn at any time prior to 12:00 a.m., New York time, or 7:00 a.m., Israel time, on the Completion Date. In this respect, we recommend that you read Section 4 and Section 11 of this offer to purchase.

        No fractional Retalix shares will be purchased by us in the offer.

        The offer is not conditioned on any minimum number of Retalix shares being tendered. The offer is, however, subject to satisfaction of certain other conditions, including (a) the absence of any legal event more specifically set forth in Section 11 causing the non-consummation or the termination of any of (i) the private placement share purchase agreement and the transactions contemplated thereby, (ii) the Shareholders Agreement, (iii) the share purchase and sale agreement pursuant to which we and Ronex will purchase Retalix shares held by Mr. Barry Shaked, (iv) the share purchase and sale agreement pursuant to which Ronex will purchase all Retalix shares held by Mr. Brian Cooper and (v) this offer (collectively, the “Series Agreements”); and (b) our having obtained all approvals, licenses, permits or consents of any competent authority or any other approval which is required under applicable law in order to purchase the Retalix shares pursuant to the offer and any of the other Series Agreements. If any of such conditions is not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any Retalix shares tendered in the offer. The offer is not conditioned on the availability of financing or the approval of the board of directors of Retalix. See Section 11, which sets forth in full the conditions to the offer and specifies those conditions to the offer that are waiveable by us.

        If more than 1,550,000 Retalix shares are validly tendered and not properly withdrawn prior to 12:00 a.m., New York time, or 7:00 a.m., Israel time, on the Completion Date, we will purchase 1,550,000 Retalix shares on a pro rata basis from all tendering shareholders who have validly tendered their Retalix shares in the Offer Period and have not properly withdrawn their Retalix shares before the completion of the Offer Period. The number of Retalix shares that we will purchase from each tendering shareholder will be based on the total number of Retalix shares validly tendered by all shareholders prior to 12:00 a.m., New York time, or 7:00 a.m., Israel time, on the Completion Date and not properly withdrawn before the completion of the Offer Period. The proration factor, if any, will be calculated by dividing (x) 1,550,000 Retalix shares, the maximum number of Retalix shares that we are offering to purchase, by (y) the aggregate number of Retalix shares validly tendered in the offer and not properly withdrawn in the U.S. and Israel.

        On the first business day after the Completion Date, prior to the open of trading in Retalix’s shares on the TASE and NASDAQ, we will announce in Israel and in the United States, respectively, the initial results of the offer and the proration factor, if any. If we are unable to promptly determine the proration factor, we will announce the preliminary results. We will pay for all Retalix shares accepted for payment pursuant to the offer promptly following the calculation of the proration factor. We expect to make such payment within four U.S. business days following the Completion Date.

        Once we announce following the completion of the Offer Period that the offer has been accepted, or, in other words, that all the conditions to the offer have been satisfied or, subject to applicable law, waived by us, no further conditions to the offer would apply and we will become irrevocably bound to purchase the Retalix shares validly tendered in the offer and not properly withdrawn prior to 12:00 a.m., New York time, or 7:00 a.m., Israel time, on the Completion Date (subject to proration, if any).

        Subject to applicable laws and regulations, if any condition has not been satisfied as of the Completion Date, we may decide to:

—	extend the Offer Period (except that, pursuant to the Israeli Securities Law, and based on an exemption that we have received from the ISA, we must provide public notice as to such extension prior to the opening of trading in the Retalix shares on the TASE and on NASDAQ on the first trading day following the originally scheduled Completion Date of the offer period) , and, subject to applicable withdrawal rights until the new Completion Date, retain all tendered Retalix shares until the new Completion Date;

—	if either of the conditions set forth in paragraphs (a) or (b) of Section 11 below has not been satisfied, and may be waived under applicable law, waive such condition and, subject to proration, accept for payment and promptly pay for all Retalix shares that have been validly tendered and not properly withdrawn prior to 12:00 a.m., New York time, or 7:00 a.m., Israel time, on the Completion Date; or

—	terminate the offer and not accept for payment or pay for any Retalix shares and promptly return all tendered Retalix shares to tendering shareholders.

        Under the private placement share purchase agreement, we undertook not to extend this offer without the consent of Retalix, which consent may not be unreasonably withheld or delayed.

        Under Israeli law, however, the offer may not remain open for more than 60 days following the date of this offer to purchase, except that if a third party commences a tender offer for Retalix shares during the Offer Period, we will be permitted to extend the Offer Period so that the Completion Date will correspond with the expiration date of the third party’s tender offer. We will not, however, provide for a subsequent offering period as permitted pursuant to Rule 14d-11 under the Exchange Act.

        In the event that we extend the Offer Period, we will inform Retalix, the Depositaries, the Information Agent and our Israeli legal counsel of that fact. Under Israeli law generally, we would be required to publicly announce the new Completion Date no later than one Israeli business day prior to the originally scheduled Completion Date. However, we have applied for, and received from the ISA, an exemption that will allow us to publicize the extension in accordance with the timing requirements under U.S. law. Accordingly, we will file an immediate report with the ISA and the TASE and announce the extension of the Offer Period and the new Completion Date no later than the opening of trading in the Retalix stock on the TASE and on NASDAQ on the first trading day following the originally scheduled Completion Date (i.e., at any time prior to 9:00 a.m., New York time, or 4:00 p.m., Israel time on November 19, 2009)), and, within one Israeli business day thereafter, publish the notice in two daily newspapers having a mass circulation and published in Israel in Hebrew..

        Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rule 14e-1(d) and Rule 14d-4(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Retalix shares in a manner reasonably designed to inform such holders of such changes), we currently intend to make announcements regarding the offer by distributing a press release to “PR Newswire” and publishing the aforesaid notices in two daily Israeli newspapers.

        Under Israeli law, however, we will not be permitted to extend the Offer Period, unless either (1) the Israeli Depositary, which guarantees our obligation to pay for the Retalix shares, confirms that, under the new circumstances, it will maintain such guarantee or (2) such a guarantee is obtained by us from another TASE member.

        If we make a material change in the terms of the offer (as may be permitted under applicable law) or in the information concerning the offer, or if we waive a material condition to the offer (if permitted pursuant to the Exchange Act, the rules of the SEC and the Israeli Securities Law), we will extend the Offer Period to the extent required by the Exchange Act, the rules of the SEC and the Israeli Securities Law. If, before the Completion Date, we decide to increase the consideration being offered, such increase will be applicable to all shareholders whose Retalix shares are accepted for payment pursuant to the offer. If, at the time that the notice of any increase in the offered consideration is first published, sent or given, the Offer Period is scheduled to be completed at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, the Offer Period will be extended until the expiration of at least ten business days after that notice. For purposes of this paragraph, a “business day” shall mean a business day as defined in Rule 14d-1(g)(3) under the Exchange Act.

        This offer to purchase, the Letter of Transmittal and the other related documents to be furnished will be mailed to the record holders of Retalix shares whose names appear as of the date of this offer to purchase on Retalix’s shareholder list. They will also be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear as of the date of this offer to purchase on the shareholder list or, if applicable, who are listed as of the date of this offer to purchase as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Retalix shares.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT.

        General. According to Israeli law, to secure the payment for the Retalix shares tendered in the offer, the Israeli Depositary, which is a TASE member, has agreed to guarantee our obligation to pay for the Retalix shares tendered and accepted by us for payment pursuant to the offer. To secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of Retalix shares that we are offering to purchase in the offer.

        Promptly following the Completion Date and upon the terms of, and subject to the conditions to, the offer (including, if the Offer Period is extended or the offer is otherwise amended, the terms of, and conditions to, any such extension or amendment), subject to proration, we will accept for payment and, subject to any applicable withholding tax duties, pay, from the funds deposited into escrow, for all Retalix shares that are validly tendered prior to 12:00 a.m., New York time, or 7:00 a.m., Israel time, on the Completion Date and that are not properly withdrawn in accordance with Section 4. We expect to make such payment, including in the event that proration of tendered Retalix shares is required, within four U.S. business days following the Completion Date. Please see Section 1.

        In all cases, we will pay for Retalix shares validly tendered and accepted for payment pursuant to the offer only after timely receipt by the Depositaries of the required documents to substantiate a valid tender, as set forth in Section 3.

        For purposes of the offer, we will be deemed to have purchased Retalix shares that have been validly tendered and not properly withdrawn if and when we give oral or written notice to the Depositaries of our acceptance for payment of Retalix shares pursuant to the offer. Upon the terms of, and subject to the conditions to, the offer, payment for the Retalix shares will be made by the Depositaries.

        Under no circumstances will interest be paid on the purchase price to be paid, regardless of any extension of the offer or any delay in making payment.

        If, pursuant to the terms of, and conditions to, the offer, we do not accept tendered Retalix shares for payment for any reason or if certificates are submitted representing more Retalix shares than are tendered (including by reason of proration), certificates evidencing unpurchased Retalix shares will be returned to the tendering shareholder (or, in the case of Retalix shares tendered by book-entry transfer pursuant to the procedure set forth in Section 3, the Retalix shares will be credited to the relevant account), promptly following the expiration, termination or withdrawal of the offer.

        If, prior to the Completion Date, we increase the consideration per share offered to the shareholders pursuant to the offer, the increased consideration per share will be paid to all holders of Retalix shares that are purchased pursuant to the offer, whether or not such Retalix shares were tendered prior to the increase in consideration.

        Form of Payment. All shareholders tendering their Retalix shares to either the U.S. Depositary or the Israeli Depositary will be paid solely in U.S. dollars.

        Withholding Tax. Please note that under the “Backup Withholding” provisions of U.S. federal income tax law, the U.S. Depositary may be required to withhold tax, at applicable rates (currently 28.0%), on amounts received by a tendering shareholder or other payee pursuant to the offer. To prevent such withholding from the purchase price received for Retalix shares tendered in the offer to the U.S. Depositary, each tendering shareholder who does not otherwise establish an exemption from such withholding, must properly complete the Substitute Form W-9 or the Form W-8 included in the Letter of Transmittal (or other applicable IRS Form W-8). See Section 5.

        Also, under the “withholding tax” provisions of Israeli income tax law, the gross proceeds payable to a tendering shareholder in the offer generally will be subject to Israeli withholding tax at a rate of 20.0% (in the case of an individual) or 25.0% (in the case of a corporation) of the shareholder’s gain on such sale. However, based on a tax determination that we received from the ITA with respect to the Israeli withholding tax rates applicable to shareholders as a result of the purchase of Retalix shares in the offer:

            (1) payments to be made to tendering shareholders who acquired their Retalix shares on or after Retalix’s initial public offering on the TASE in November 1994, who hold less than 5% of the issued and outstanding Retalix shares and who certify that they are non-Israeli residents for purposes of the Ordinance, will not be subject to Israeli withholding tax;

            (2) payments to be made to eligible Israeli brokers or Israeli financial institutions on behalf of a tendering shareholder will not be subject to Israeli withholding tax, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law; and

            (3) payments to be made to tendering shareholders who are not described in clauses (1) and (2) above will be subject to Israeli withholding tax at the fixed rate of 20% for individuals and 25% for entities of the gross proceeds payable to them pursuant to the offer.

        Notwithstanding the foregoing, should any tendering shareholder present us with a valid certificate of exemption or tax determination from the ITA applying withholding tax at a lesser rate than that described above or otherwise granting a specific exemption from Israeli withholding tax, we will act in accordance with such certificate or determination.

        We recommend that you seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation. See Section 5.

        See Section 5 and the Letter of Transmittal for instructions on how to prevent us from withholding Israeli income tax from the gross proceeds payable to you (if any) pursuant to the offer.

3.	PROCEDURES FOR TENDERING RETALIX SHARES.

Overview

        Shareholders who are named in the Register of Shareholders of Retalix in Israel, and who wish to tender their Retalix shares, should do so through the Israeli Depositary. We refer to these shareholders below as Listed Holders. Shareholders who hold their Retalix shares through a TASE member, and who wish to tender their Retalix shares, also should do so through the Israeli Depositary. We refer to these shareholders below as Unlisted Holders. See “Tenders to Clal Finance Batucha Investment Management Ltd., our Israeli Depositary” below for instructions.

        All other holders of Retalix shares should tender their Retalix shares to the U.S. Depositary pursuant to the instructions described under the caption “Tenders to American Stock Transfer & Trust Company, our U.S. Depositary” below.

        You may only tender your Retalix shares by following the procedures described in this Section 3. You may not tender your Retalix shares using a guaranteed delivery procedure.

Tenders to American Stock Transfer & Trust Company, our U.S. Depositary

        Eligibility; Who May Tender to the U.S. Depositary. Shareholders who are not Unlisted Holders or Listed Holders should tender their Retalix shares to the U.S. Depositary.

        Valid Tender. In order for you to validly tender Retalix shares pursuant to the offer, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal, must be received by the U.S. Depositary at its address set forth on the back cover of this offer to purchase prior to 12:00 a.m., New York time, or 7:00 a.m., Israel time, on the Completion Date. In addition, certificates evidencing tendered Retalix shares must be received by the U.S. Depositary at its address or the Retalix shares must be delivered to the U.S. Depositary (including an agent’s message if you did not deliver a Letter of Transmittal), in each case prior to 12:00 a.m., New York time, or 7:00 a.m., Israel time, on the Completion Date.

        The term “agent’s message” means a message, transmitted by the Depository Trust Company, or DTC, to, and received by, the U.S. Depositary and forming part of the Book-Entry Confirmation that states that DTC has received an express acknowledgement from the participant in DTC tendering the Retalix shares that are the subject of the Book-Entry Confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce that agreement against that participant.

        If certificates evidencing tendered Retalix shares are forwarded to the U.S. Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Retalix shares will be purchased.

        The method of delivery of share certificates and all other required documents, including through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the U.S. Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer. The U.S. Depositary will establish an account with respect to the Retalix shares at DTC for purposes of the offer within two U.S. business days after the date of this offer to purchase. Any financial institution that is a participant in the system of DTC may make book-entry delivery of Retalix shares by causing DTC to transfer such Retalix shares into the U.S. Depositary’s account at DTC in accordance with DTC’s procedures. However, although delivery of Retalix shares may be effected through book-entry transfer into the U.S. Depositary’s account at DTC, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the U.S. Depositary at its address set forth on the back cover of this offer to purchase prior to 12:00 a.m., New York time, or 7:00 a.m., Israel time, on the Completion Date. Delivery of the documents to DTC or any other party does not constitute delivery to the U.S. Depositary.

        Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act, except in cases where Retalix shares are tendered:

—	by a registered holder of Retalix shares who has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

—	for the account of an eligible guarantor institution.

        If a share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a share certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the tendered certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the certificate, with the signature(s) on the certificate or stock powers guaranteed by an eligible guarantor institution. See Instruction 1 and Instruction 5 to the Letter of Transmittal.

        Condition to Payment. In all cases, payment for Retalix shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the U.S. Depositary of the certificate(s) evidencing Retalix shares, or a timely Book-Entry Confirmation for the delivery of Retalix shares, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal.

        The valid tender of Retalix shares pursuant to the applicable procedure described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the offer.

            Appointment. By executing the Letter of Transmittal as set forth above (including delivery by way of an agent’s message), you irrevocably appoint our designees as your agents, attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Retalix shares you tendered. These powers of attorney and proxies will be considered coupled with an interest in the tendered Retalix shares. The appointment will be effective if, as and when, and only to the extent that, we accept your Retalix shares for payment. Upon our acceptance for payment, all prior powers of attorney, proxies and consents given by you with respect to such Retalix shares (and any and all Retalix shares or other securities issued or issuable in respect of your Retalix shares) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by you (and, if given or executed, will not be deemed effective). Our designees will, with respect to the Retalix shares for which the appointment is effective, be empowered to exercise all of your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of Retalix’s shareholders or any adjournment or postponement of that meeting, by written consent in lieu of any meeting or otherwise. We reserve the right to require that, in order for Retalix shares to be deemed validly tendered, immediately upon our payment for the Retalix shares, we must be able to exercise full voting rights with respect to the Retalix shares at any meeting of Retalix’s shareholders with a record date subsequent to the consummation of the offer (and at any meeting of Retalix’s shareholders with a record date prior to the consummation of the offer if such Retalix shares were held by such tendering shareholder as of such record date).

        Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Retalix shares will be determined by us, in our sole discretion. We reserve the absolute right to reject any or all tenders that we determine not to be in proper form or, in the case of tenders, the acceptance for payment of which may be unlawful; provided, that in each case, we apply all standards consistently to all tenders. A tender of Retalix shares will not have been made until all defects and irregularities have been cured or waived (the determination as to whether a cure is required or a waiver will be provided will be applied evenly to all tenders). None of us, our affiliates, our assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders of Retalix shares or incur any liability for failure to give any notification.

        If you tender your Retalix shares pursuant to the applicable procedure described above, it will constitute your acceptance of the terms of, and conditions to, the offer, as well as your representation and warranty to us that:

—	you have the full power and authority to tender, sell, assign and transfer the tendered Retalix shares (and any and all Retalix shares or other securities issued or issuable in respect of your Retalix shares); and

—	when we accept your Retalix shares for payment, we will acquire good and unencumbered title to your Retalix shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

        Lost Certificates. If you desire to tender and have lost your share certificates, or they have been destroyed or stolen, you should follow the instructions in the Letter of Transmittal related to lost certificates. See Instruction 2 of the Letter of Transmittal.

Tenders to Clal Finance Batucha Investment Management Ltd., our Israeli Depositary

        Eligibility; Who May Tender to the Israeli Depositary. Shareholders who are either Listed Holders or Unlisted Holders should tender their Retalix shares to the Israeli Depositary. All other shareholders should tender to the U.S. Depositary, as described above.

Valid Tender.

—	By Unlisted Holders: In order for an Unlisted Holder to validly tender Retalix shares in the offer to the Israeli Depositary, such Unlisted Holder must notify the Israeli Depositary, via the TASE member with which its securities deposit is managed, of its tender by delivery of an Acceptance Notice of an Unlisted Holder to the TASE member, duly signed by the Unlisted Holder or its duly authorized attorney-in-fact.

An Acceptance Notice of an Unlisted Holder must be submitted to a TASE member with which the securities deposit of the Unlisted Holder is being managed, on an Israeli business day, generally between the hours of 9:00 a.m. and 5:00 p.m., Israel time (2:00 a.m. and 10:00 a.m., New York time), during the Offer Period. We recommend that you check at what time you may submit the Acceptance Notice with the TASE member with which your securities deposit is managed.

An Unlisted Holder who wishes to submit an Acceptance Notice at any time on the Completion Date must send an Acceptance Notice to the Israeli Depositary at its address set forth on the back cover of this offer to purchase. We refer to this as the Late Acceptance Notice of an Unlisted Holder. The Late Acceptance Notice of an Unlisted Holder will be valid only if the Unlisted Holder properly completes and submits a copy of such Acceptance Notice to the TASE member with which its securities deposit is managed by the following Israeli business day by 9:30 a.m., Israel time (2:30 a.m., New York time), and provided that such TASE member provides the Israeli Depositary with an additional Acceptance Notice of TASE Member (as described below), by that same day by 11:00 a.m., Israel time (4:00 a.m., New York time).

Each of the TASE members is required to deliver to the Israeli Depositary, at its address set forth on the back cover of this offer to purchase, on the Completion Date, one Acceptance Notice of TASE Member, representing all Acceptance Notices delivered to such TASE member by any Unlisted Holder. In addition, each TASE member is required to deliver to the Israeli Depositary, if applicable, an additional Acceptance Notice of TASE Member, if such TASE member receives, in a timely manner, any Late Acceptance Notices of an Unlisted Holder.

If the conditions to the offer are satisfied or, subject to applicable law, waived by us, the purchase price for the Retalix shares validly tendered in the offer and accepted by us for payment will be transferred to the Unlisted Holder by the Israeli Depositary promptly following the Completion Date, by crediting within four U.S. business days following the Completion Date the Unlisted Holder’s bank account according to the particulars given to the Israeli Depositary through the relevant TASE member.

If any condition to the offer is not satisfied prior to the Completion Date and not waived by us, or if we withdraw the offer, we will promptly return all the Acceptance Notices to the TASE members (and through them, to the Unlisted Holders) via the Israeli Depositary.

—	By Listed Holders: In order for a Listed Holder to validly tender Retalix shares in the offer to the Israeli Depositary, such Listed Holder must deliver, prior to 7:00 a.m., Israel time (12:00 a.m., New York time), on the Completion Date, (1) a share certificate or share certificates representing its Retalix shares accompanied by (2) an Acceptance Notice of a Listed Holder duly signed by the Listed Holder or its duly authorized attorney-in-fact, (3) a completed share transfer deed from the Listed Holder and, if applicable, (4) a notarized proxy from the Listed Holder. A Listed Holder must deliver the share certificate(s) and the accompanying Acceptance Notice of Listed Holder, share transfer deed and (if applicable) notarized proxy to the Israeli Depositary at its address set forth on the back cover of this offer to purchase. Delivery of the documents described above to the Israeli Depositary will be made against a certificate of receipt given by the Israeli Depositary during normal business hours.The Israeli Depositary will hold all documents delivered to it by Listed Holders as trustee until the Completion Date.

If the conditions to the offer are satisfied or, subject to applicable law, waived by us, the purchase price for the Retalix shares validly tendered in the offer and accepted by us for payment will be transferred to a Listed Holder by the Israeli Depositary promptly following the Completion Date, by crediting within four U.S. business days following the Completion Date the Listed Holder’s bank account according to the particulars delivered to the Israeli Depositary.

If any condition to the offer is not satisfied prior to the completion of the Offer Period and not waived by us, or if we withdraw the offer, we will promptly return to the Listed Holders, via the Israeli Depositary, all the Acceptance Notices, share certificates, share transfer deeds, notarized proxies and other documentation attached to the Acceptance Notices delivered by the respective Listed Holders.

        The valid tender of Retalix shares pursuant to the applicable procedure described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the offer.

        Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Retalix shares will be determined by us, in our sole discretion. We reserve the absolute right to reject any or all tenders that we determine not to be in proper form or, in the case of tenders, the acceptance for payment of which may be unlawful; provided, that in each case, we apply all standards consistently to all tenders. A tender of Retalix shares will not have been made until all defects and irregularities have been cured or waived (the determination as to whether a cure is required or a waiver will be provided will be applied evenly to all tenders). None of us, our affiliates, our assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders of Retalix shares or incur any liability for failure to give any notification.

        If you tender your Retalix shares pursuant to the applicable procedure described above, it will constitute your acceptance of the terms of, and conditions to, the offer, as well as your representation and warranty to us that:

—	you have the full power and authority to tender, sell, assign and transfer the tendered Retalix shares (and any and all Retalix shares or other securities issued or issuable in respect of your Retalix shares); and

—	when we accept your Retalix shares for payment, we will acquire good and unencumbered title to your Retalix shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

4.	WITHDRAWAL RIGHTS

        You may withdraw previously tendered Retalix shares at any time prior to 12:00 a.m., New York time, or 7:00 a.m., Israel time, on the Completion Date (see Section 1 and Section 11). In addition, under U.S. law, tendered Retalix shares may be withdrawn at any time after 60 days from the date of the commencement of the offer if the Retalix shares have not yet been accepted for payment by us. If we extend the Offer Period, delay our acceptance for payment of Retalix shares or are unable to accept Retalix shares for payment pursuant to the offer for any reason, then, without prejudice to our rights under the offer but subject to applicable law, the Depositaries may, nevertheless, on our behalf, retain tendered Retalix shares, and those Retalix shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. However, our ability to delay the payment for Retalix shares that we have accepted for payment is limited by applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of such bidder’s offer. Any delay will be by an extension of the offer to the extent required by law.

Withdrawal procedure for tenders to American Stock Transfer & Trust Company, our U.S. Depositary

        If you tendered your Retalix shares to the U.S. Depositary, for a withdrawal to be effective, a written notice of withdrawal must be timely received by the U.S. Depositary at the address set forth on the back cover of this offer to purchase. Any notice of withdrawal must specify the name of the person who tendered the Retalix shares to be withdrawn, the number of Retalix shares to be withdrawn and the name of the registered holder of the Retalix shares, if different from the name of the person who tendered the Retalix shares. If certificates evidencing Retalix shares to be withdrawn have been delivered or otherwise identified to the U.S. Depositary, then, prior to the physical release of the certificates, the serial numbers shown on the certificates must be submitted to the U.S. Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Retalix shares have been tendered for the account of an eligible guarantor institution. If Retalix shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Retalix shares and otherwise comply with DTC’s procedures.

        Withdrawals of tendered Retalix shares may not be rescinded. If you have properly withdrawn your Retalix shares, they will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn Retalix shares may be re-tendered at any time prior to 12:00 a.m., New York time (7:00 a.m., Israel Time), on the Completion Date by following the applicable procedure described in Section 3.

Withdrawal procedure for tenders to Clal Finance Batucha Investment Management Ltd., our Israeli Depositary

        If you tendered your Retalix shares to the Israeli Depositary, you may withdraw your Retalix shares as follows:

—	if you are an Unlisted Holder, you may withdraw your Retalix shares at any time prior to 7:00 a.m., Israel time (12:00 a.m., New York time), by delivering to the TASE member to which you delivered your Acceptance Notice, a copy of the Acceptance Notice of an Unlisted Holder which was delivered by you, marked “Acceptance Notice Cancelled” and accompanied by the date and time of delivery of your Acceptance Notice to the TASE member, and your signature or the signature of your duly authorized attorney-in-fact; and

—	if you are a Listed Holder, you may withdraw your Retalix shares by delivering to the Israeli Depositary a copy of the Acceptance Notice of a Listed Holder which was delivered by you, marked “Acceptance Notice Cancelled,” accompanied by the date and time of delivery of your Acceptance Notice to the Israeli Depositary, and your signature or the signature of your duly authorized attorney-in-fact, and by returning the certificate of receipt to the Israeli Depositary. Promptly thereafter, the Israeli Depositary will return to you the share certificate(s), Acceptance Notice, share transfer deed and, if applicable, notarized proxy delivered by you to the Israeli Depositary. Withdrawal of an Acceptance Notice by a Listed Holder may only be performed by delivering the cancelled Acceptance Notice to the Israeli Depositary at its address set forth on the back cover of this offer to purchase, at any time prior to 7:00 a.m., Israel time (12:00 a.m., New York time), on the Completion Date.

        Withdrawals of tendered Retalix shares may not be rescinded. If you have properly withdrawn Retalix shares, they will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn Retalix shares may be re-tendered at any time prior to 7:00 a.m., Israel time (12:00 a.m., New York time), on the Completion Date by following the applicable procedure descried in Section 3.

Determination of Validity

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law. None of us or our affiliates or assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	CERTAIN U.S. FEDERAL INCOME TAX AND ISRAELI INCOME TAX CONSEQUENCES.

Material U.S. Federal Income Tax Consequences.

        U.S. Holders. The following discussion summarizes the material U.S. federal income tax consequences of the offer applicable to the shareholders of Retalix who are U.S. Holders and whose Retalix shares are tendered and accepted for payment pursuant to the offer. A “U.S. Holder” means a holder of Retalix shares who is:

—	a citizen or resident of the U.S.;

—	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized under the laws of the U.S., any state thereof or the District of Columbia;

—	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

—	a trust (A) if a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or (B) if, in general, it was in existence on August 20, 1996, was treated as a U.S. person under the Code on the previous day and made a valid election to continue to be so treated.

        This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, current and proposed Treasury regulations promulgated under the Code, administrative pronouncements and judicial decisions and interpretations as of the date hereof, all of which are subject to differing interpretations or change, which change may apply retroactively and could materially affect the continued validity of this summary and the tax consequences described in this Section 5. Subject to the discussion set forth below under the heading entitled “Characterization of the Purchase if Retalix is a Passive Foreign Investment Company,” this discussion assumes that Retalix is not and has never been a “passive foreign investment company,” “controlled foreign corporation,” “foreign investment company” or “foreign personal holding company” for U.S. federal income tax purposes.

        This discussion addresses only Retalix shares that are held as capital assets by the U.S. Holder. No ruling has been or will be sought from the U.S. Internal Revenue Service, or IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the offer. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment, including, without limitation, shareholders who are:

—	regulated investment companies;

—	broker-dealers (including in securities or foreign currency) or insurance companies;

—	persons who have elected to apply a mark-to-market method of accounting;

—	certain former citizens or former long-term residents of the United States;

—	tax-exempt organizations or retirement plans;

—	persons subject to the alternative minimum tax;

—	insurance companies, banks and other financial institutions;

—	real estate investment trusts;

—	persons who hold their Retalix shares as part of a position in a straddle or as part of a hedging, conversion, constructive sale, synthetic security, or other integrated investment;

—	holders who received their Retalix shares through the exercise of employee stock options or otherwise as compensation;

—	partnerships or other pass-through entities or persons who hold their Retalix shares through partnerships or other pass-through entities;

—	holders who within the five-year period prior to the offer owned directly, indirectly or by attribution at least 10.0% of the voting power of Retalix; and

—	persons whose functional currency is not the U.S. dollar.

        Different rules, which are not discussed in this offer, may apply to Retalix shares acquired or received as compensation (including Retalix shares acquired upon the exercise of employee stock options or otherwise as compensation).

        In addition, this summary does not discuss any foreign, state, or local tax consequences or any U.S. tax consequences (e.g., estate or gift tax) relevant to U.S. Holders other than U.S. federal income tax consequences.

        WE RECOMMEND THAT RETALIX SHAREHOLDERS WHO ARE U.S. HOLDERS CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS. FOR A DISCUSSION OF ISRAELI INCOME TAX CONSEQUENCES, SEE BELOW UNDER “MATERIAL ISRAELI TAX CONSEQUENCES”.

        Characterization of the Purchase if Retalix is not a Passive Foreign Investment Company. The receipt of cash for Retalix shares pursuant to the offer will be treated as a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who sells Retalix shares pursuant to the offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Retalix shares sold pursuant to the offer. Gain or loss will be determined separately for each block of Retalix shares (i.e., Retalix shares acquired at the same cost in a single transaction) tendered pursuant to the offer. The gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Retalix shares for more than one year at the time of the consummation of the offer. Special limitations apply to the use of capital losses. Long-term capital gains may be subject to a preferential tax rate of 15% for certain U.S. Holders, subject to the PFIC discussion below.

        Characterization of the Purchase if Retalix is a Passive Foreign Investment Company. Generally, a non-United States corporation is treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes if either (i) 75% or more of its gross income (including the pro rata gross income of any company (United States or non-United States) in which such corporation is considered to own 25% or more of the stock by value) for the taxable year is passive income, generally referred to as the “income test,” or (ii) 50% or more of the average value of its assets (including the pro rata value of the assets of any company in which such corporation is considered to own 25% or more of the stock by value) during the taxable year, measured at the end of each quarter, produce or are held for the production of passive income in the taxable year, generally referred to as the “asset test”. The 2008 Form 20-F provides that Retalix, subject to the discussion provided in that Form, believes that in 2008 it was not a PFIC. The 2008 Form 20-F also provides that, because the determination of PFIC status is a factual determination that must be made annually at the close of each taxable year, Retalix’s PFIC status for 2009 has not been determined yet.

        In general, if Retalix were characterized as a PFIC for any taxable year during a U.S. Holder’s period of ownership, any gain recognized by such U.S. Holder who sells Retalix shares pursuant to the offer would be treated as ordinary income and would be subject to tax as if the gain had been realized ratably over the holding period of the Retalix shares. The amount allocated to the current taxable year and any taxable year with respect to which Retalix was not a PFIC would be taxed as ordinary income (rather than capital gain) earned in the current taxable year. The amount allocated to other taxable years would be taxed at the highest marginal rates applicable to ordinary income for such taxable years, and the U.S. Holder also would be liable for an additional tax equal to the interest on such tax liability for such years. In such case the U.S. Holder would also be required to file an annual return on IRS Form 8621 regarding distributions received on, and gain recognized on dispositions of Retalix shares. Any U.S. Holder who acquired Retalix shares upon the death of a U.S. Holder would not receive a step-up of the income tax basis to fair market value of such shares. Instead, such U.S. Holder beneficiary would have a tax basis equal to the decedent’s basis, if lower. We recommend that U.S. Holders consult their tax advisors regarding the potential application of the PFIC rules to the sale of Retalix shares pursuant to the offer.

        Information Reporting and Backup Withholding. Payments made by the U.S. Depositary in connection with the offer may be subject to information reporting to the IRS and possible backup withholding. Under the U.S. federal backup withholding tax rules, 28.0% of the gross proceeds payable to a shareholder or other payee pursuant to the offer must be withheld and remitted to the U.S. Treasury, unless the U.S. Holder (or other payee) who tenders its Retalix shares to the U.S. Depositary provides such shareholder’s (or other payee’s) taxpayer identification number (employer identification number or social security number) to the U.S. Depositary and otherwise complies with the backup withholding rules. Each U.S. Holder tendering its Retalix shares to the U.S. Depositary should complete and sign the Substitute Form W-9 or IRS Form W-8 included as part of the Letter of Transmittal (or other applicable IRS Form W-8) in order to provide the information and certificate necessary to avoid backup withholding.

        Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. holders’ federal income tax liability, provided the required information is furnished to the IRS.

Material Israeli Tax Consequences.

        The following discussion summarizes the material Israeli tax consequences of the offer applicable to Retalix’s shareholders whose Retalix shares are tendered and accepted for payment pursuant to the offer. The following discussion is based on the Israeli Income Tax Ordinance [New Version], 1961 (the “Ordinance”), the regulations promulgated thereunder, administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed below. There can be no assurance that the Israeli Tax Authority, or the ITA, or a court will not take a position contrary to the Israeli income tax consequences discussed herein or that any such contrary position taken by the ITA or a court would not be sustained. This discussion addresses only Retalix shares that are held as capital assets (generally, assets held for investment) within the meaning of the Ordinance. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment.

        The tax discussion set forth below is based on present law. Because individual circumstances may differ, we recommend that you consult your tax advisors to determine the applicability of the rules discussed below to you and the particular tax effects of the offer, including the application of Israeli or other tax laws.

        The summary below does not discuss the effects of any non-Israeli tax laws. For a discussion of material U.S. federal income tax consequences, see above under “Material U.S. Federal Income Tax Consequences.”

        Characterization of the Purchase. The receipt of cash for Retalix shares pursuant to the offer generally will be treated as a taxable transaction for Israeli income tax purposes in which a holder of Retalix shares will be treated as having sold such Retalix shares.

        Israeli Residents. Israeli law generally imposes a capital gains tax on a sale or disposition of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including shares in Israeli companies (such as Retalix), by non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

        Tax Rates. Pursuant to the Ordinance and the regulations promulgated thereunder, the tax rate applicable to capital gains derived from the sale of Retalix shares, whether listed on a stock market or not, is 20% for Israeli individuals, unless such shareholder claims a deduction for financing expenses in connection with such Retalix shares, in which case the gain generally will be taxed at a rate of 25%. Additionally, if such shareholder is considered a “significant shareholder” at any time during the 12-month period preceding such sale, i.e., such shareholder holds directly or indirectly, including with others, at least 10% of any means of control in the company, the tax rate is 25%. Companies are subject to the corporate tax rate on capital gains derived from the sale of Retalix shares (currently 26%), unless such companies were not subject to the Israeli Income Tax Law (Inflationary Adjustments), 1985 (or certain regulations), or the Inflationary Adjustments Law, prior to August 10, 2005, in which case the applicable tax rate is 25%. However, the foregoing tax rates will not apply to: (i) dealers in securities; (ii) shareholders who acquired their Retalix shares prior to Retalix’s initial public offering on NASDAQ (that may be subject to a different tax arrangement); and (iii) in some cases, shareholders who received their Retalix shares through the exercise of employee stock options or otherwise as compensation. The tax basis of Retalix shares acquired prior to January 1, 2003 by individuals and by companies that were not subject to the Inflationary Adjustments Law will be determined in accordance with the average closing share price on the TASE or NASDAQ, as applicable, for the three trading days preceding January 1, 2003. However, a request may be made to the tax authorities to consider the actual adjusted cost of the Retalix shares as the tax basis if it is higher than such average price.

        Non-Israeli residents. Non-Israeli residents generally will be exempt from capital gains tax on the sale of the Retalix shares, provided that such shareholders did not acquire their Retalix shares prior to Retalix’s initial public offering and that the gains are not attributed to a permanent establishment of such shareholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of 25.0% or more in such non-Israeli corporation, or (ii) are the beneficiary of, or are entitled to, 25.0% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. Pursuant to a tax determination received from the ITA with respect to the Israeli withholding tax rates, Israeli taxes will be withheld at a fixed rate of 20% for individuals and 25% for entities of the gross proceeds payable to tendering shareholders who hold 5% or more of the issued and outstanding Retalix shares even if they certify that they are non-Israeli residents for purposes of the Ordinance and acquired their Retalix shares on or after Retalix’s initial public offering. Such shareholders may approach the ITA to settle the actual amount of their tax liability.

        In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, or the U.S.-Israel Tax Treaty, the sale, exchange or disposition of Retalix shares by a person who (i) holds the Retalix shares as a capital asset, (ii) qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty, and (iii) is entitled to claim the benefits afforded to such U.S. resident by the U.S.-Israel Tax Treaty (such person is referred to as a U.S. Treaty Resident), generally will not be subject to Israeli capital gains tax unless such U.S. Treaty Resident held, directly or indirectly, Retalix shares representing 10% or more of the voting power of Retalix during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions, or the capital gains can be allocated to a permanent establishment of such U.S. Treaty Resident in Israel. If the exemption is not available, such sale, exchange or disposition would be subject to Israeli capital gains tax to the extent applicable. Under the U.S.-Israel tax Treaty, such U.S. Treaty Resident would be permitted to claim a credit for Israeli income tax against the U.S. federal income tax imposed on the disposition, subject to the limitations in the U.S. tax laws applicable to foreign tax credits.

        Israeli Withholding Tax. The gross proceeds payable to a tendering shareholder in the offer generally will be subject to Israeli withholding tax at the rate of 20% (for individuals) and 25% (for corporations) of the shareholder’s gain on such sale. A tax determination from the ITA was obtained with respect to the withholding tax rates applicable to shareholders as a result of the purchase of Retalix shares pursuant to the offer. The determination provides, among other things, that:

        (1) payments to be made to tendering shareholders who acquired their Retalix shares on or after Retalix’s initial public offering on the TASE on November 7, 1994 and who certify that they are non-Israeli residents for purposes of the Ordinance and are not “5% shareholders” (as defined below), will not be subject to Israeli withholding tax;

        (2) payments to be made to eligible Israeli brokers or Israeli financial institutions on behalf of a tendering shareholder will not be subject to Israeli withholding tax, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law; and

        (3) payments to be made to tendering shareholders who are not described in clauses (1) and (2) above will be subject to Israeli withholding tax at the fixed rate of 20% for individuals and 25% for entities of the gross proceeds payable to them pursuant to the offer.

        Notwithstanding the foregoing, should any tendering shareholder present us with a valid certificate of exemption or tax determination from the ITA applying withholding tax at a lesser rate than that described above or otherwise granting a specific exemption from Israeli withholding tax, we will act in accordance with such certificate or determination.

        A “5% shareholder” means a holder of Retalix shares who holds or is entitled to purchase, directly or indirectly, alone or together with a “relative” thereof, one of the following:

1.	At least 5% of the issued and outstanding share capital of the company.

2.	At least 5% of the voting rights of the company.

3.	The right to receive at least 5% of the company’s profits or its assets upon liquidation.

4.	The right to appoint a director/manager.

        A “relative” of a person means the spouse, brother, sister, parents, grandparents, descendants and the descendants of the spouse of such person, and the spouse of any of the foregoing.

The above is an un-official English translations of the Ordinance in the Hebrew language, and is provided for convenience purposes only. Please consult your own tax advisors to determine the applicability of these definitions to you.

        More specifically, based on the tax determination, if a Retalix shareholder tenders its Retalix shares to:

—	the U.S. Depositary, the U.S. Depositary is required to withhold Israeli tax at the applicable rate of the gross proceeds payable to such shareholder pursuant to the offer, unless such shareholder, upon the terms and conditions set forth in the Letter of Transmittal, either:

—	certifies, by completing properly the Declaration Form (Declaration of Status for Israeli Income Tax Purposes) (the “Declaration Form”), included in the Letter of Transmittal or otherwise delivered to such shareholder, that: (1) such shareholder is NOT a “resident of Israel” for purposes of the Ordinance; holds less than 5% of the issued and outstanding Retalix shares; and acquired his, her or its Retalix shares on or after Retalix’s initial public offering on the TASE in 1994; or (2) such shareholder is an eligible bank, broker or financial institution resident in Israel. In such case, the U.S. Depositary will not withhold any Israeli withholding tax from the gross proceeds payable to you pursuant to the offer; or

—	provides the U.S. Depositary, as instructed in the Letter of Transmittal, with a valid certificate of exemption or tax determination from the ITA applying withholding tax at a lesser rate than that described above or otherwise granting a specific exemption from Israeli withholding tax. In such case, the U.S. Depositary will withhold Israeli withholding tax at the rate prescribed by such certificate or determination (or not withhold, if such shareholder is entitled to an exemption); or

—	the Israeli Depositary, and such shareholder

—	holds its Retalix shares through a TASE member, such TASE member will withhold Israeli income tax, if applicable, at the rate of up to 20% (for individuals) and 25% (for corporations) of the gain realized by such shareholder from the sale of Retalix shares in the offer, in accordance with the Israeli Income Tax Regulations (Withholding from Consideration, Payment or Capital Gains on the Sale of a Security or Forward Transaction), 5763-2002; or

—	is named as a holder of Retalix shares in the Register of Shareholders of Retalix in Israel, the Israeli Depositary may be required to withhold Israeli tax at the applicable rate of the gross proceeds payable to such shareholder pursuant to the offer, unless such shareholder provides the Israeli Depositary, as instructed in the Letter of Transmittal, with a valid certificate of exemption or tax determination from the ITA, or ITA Waiver, applying withholding tax at a lesser rate than that described above or otherwise granting a specific exemption from Israeli withholding tax. In such case, the Israeli Depositary will withhold Israeli withholding tax at the rate prescribed by such ITA Waiver (or not withhold, if such shareholder is entitled to an exemption).

        WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISORS REGARDING THE APPLICATION OF ISRAELI INCOME AND WITHHOLDING TAXES (INCLUDING ELIGIBILITY FOR ANY WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE).

        PLEASE NOTE THAT IF YOU TENDER YOUR RETALIX SHARES TO THE U.S. DEPOSITARY AND PROVIDE A DECLARATION FORM, YOU ALSO CONSENT TO THE PROVISION OF SUCH DECLARATION FORM TO US AND TO THE ITA IN CASE THE ITA SO REQUESTS FOR PURPOSES OF AUDIT OR OTHERWISE.

        All questions as to the validity, form or eligibility of any Declaration Form or ITA Waiver (including time of receipt) and, subject to applicable law, the withholding of Israeli taxes, will be determined by us, in our sole discretion. We reserve the absolute right to reject any or all Declaration Forms or ITA Waivers that we determine not to be in proper form or pursuant to which the failure to withhold any Israeli taxes may be unlawful. We also reserve, subject to applicable law, the absolute right, in our sole discretion, to waive any defect or irregularity in any Declaration Form or ITA Waiver of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. None of us, our affiliates, our assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities or incur any liability for failure to give any notification.

        An excerpt of the definition of an Israeli resident in the Ordinance is attached as Annex A.

        The Israeli withholding tax is not an additional tax. Rather, the Israeli income tax liability of shareholders subject to Israeli withholding tax will be reduced by the amount of Israeli tax withheld. If Israeli withholding tax results in an overpayment of Israeli taxes, the holder may apply to the ITA in order to obtain a refund. However, no assurance is given as to whether and when the ITA will grant such refund.

        The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or description of all potential Israeli tax effects of the offer. We recommend that Retalix shareholders consult their tax advisors concerning the Israeli and non-Israeli tax consequences to them of tendering their Retalix shares in the offer.

6.	PRICE RANGE OF THE RETALIX SHARES ETC.

        Retalix shares are listed and traded on NASDAQ under the ticker symbol “RTLX” and on the TASE under the ticker symbol “RETALIX”. Retalix shares commenced trading on the TASE in November 1994 and on NASDAQ in July 1998. The TASE is the principal market, by trading volume, of the Retalix shares.

         The following table sets forth, for each of the fiscal quarters indicated, the high and low closing sale price per share on NASDAQ and the TASE as reported in published financial sources. All share prices on NASDAQ are reported in U.S. dollars and all share prices on the TASE are reported in NIS. On October 19, 2009 the most recent practicable day before we commenced the offer, the prevailing exchange rate was NIS 3.703 for each U.S. $1.00.

Quarter	NASDAQ		TASE
	High	Low	High		Low

2007
First Quarter	$21.83	$17.00	NIS	90.12	NIS	69.13
Second Quarter	$23.30	$19.00	NIS	93.75	NIS	79.77
Third Quarter	$20.13	$15.67	NIS	84.49	NIS	65.03
Fourth Quarter	$20.91	$16.66	NIS	83.80	NIS	61.30

2008
First Quarter	$18.18	$12.85	NIS	65.30	NIS	45.48
Second Quarter	$16.83	$13.07	NIS	57.08	NIS	43.00
Third Quarter	$13.42	$9.20	NIS	44.95	NIS	30.39
Fourth Quarter	$11.87	$3.90	NIS	38.10	NIS	15.02

2009
First Quarter	$8.99	$5.66	NIS	37.50	NIS	22.44
Second Quarter	$9.28	$7.28	NIS	38.10	NIS	29.21
Third Quarter	$10.17	$7.81	NIS	38.40	NIS	30.00

        The following table sets forth, for each of the months indicated, the high and low closing sale price per share on NASDAQ and the TASE as reported in published financial sources. All share prices on NASDAQ are reported in U.S. dollars and all share prices on the TASE are reported in NIS. On October 19, 2009, the prevailing exchange rate was NIS 3.703 for each U.S. $1.00.

	NASDAQ		TASE
	HIGH	LOW	HIGH		LOW

October 2008	$11.87	$7.10	NIS	38.10	NIS	27.11
November 2008	$8.69	$3.90	NIS	33.00	NIS	15.02
December 2008	$6.57	$5.10	NIS	24.89	NIS	19.90
January 2009	$6.15	$5.66	NIS	24.22	NIS	22.44
February 2009	$7.50	$5.75	NIS	30.15	NIS	23.11
March 2009	$8.99	$7.50	NIS	37.50	NIS	31.78
April 2009	$8.98	$8.10	NIS	38.10	NIS	34.70
May 2009	$8.90	$8.26	NIS	36.70	NIS	34.59
June 2009	$9.28	$7.28	NIS	36.48	NIS	29.21
July 2009	$9.29	$8.03	NIS	35.92	NIS	31.96
August 2009	$9.68	$7.81	NIS	36.99	NIS	30.00
September 2009	$10.17	$9.11	NIS	38.40	NIS	33.45

        The average closing sale price for Retalix shares on NASDAQ during the six months prior to the date of this offer to purchase, i.e., between April 19, 2009 and October 19, 2009 was $9.08 per share. Accordingly, the purchase price in the offer is 0.2% higher than the said average closing price on NASDAQ and is 27% lower than the closing price on NASDAQ on October 19, 2009.

        The average closing sale price for Retalix shares on the TASE during the six months prior to the date of this offer to purchase, i.e., between April 19, 2009 and October 19, 2009, was NIS 35.54 per share. Accordingly, the purchase price in the offer (NIS 33.70 based on an exchange rate of NIS 3.703 per United States dollar as of October 19, 2009) is 5.2% lower than the said average closing price on the TASE and is 28.1% lower than the closing price on the TASE on October 19, 2009.

        On September 2, 2009, the last trading day before our intention to commence the offer was publicly announced, the closing sale price per share was $9.30 as reported on NASDAQ, and NIS 36.45 ($9.59 based on an exchange rate of NIS 3.80 per United States dollar as of September 2, 2009) as reported on the TASE. The price offered hereunder represents 97.8% of such price on NASDAQ and 94.9% of such price on the TASE (based on a consistent application of the above-described exchange rate between the U.S. dollar and the NIS).

        On October 19, 2009, the most recent practicable date before we commenced the offer, the closing sale price per share was $12.46 as reported on NASDAQ, and NIS 46.86 ($12.65 based on an exchange rate of NIS 3.703 per United States dollar as of October 19, 2009) as reported on the TASE. The price offered hereunder represents 73.1% of such price on NASDAQ and 71.9% of such price on the TASE (based on a consistent application of the above-described exchange rate between the U.S. dollar and the NIS).

        We recommend that you obtain a current market quotation for Retalix shares.

        Based on Retalix’s unaudited consolidated financial statements for the period ended June 30, 2009, Retalix’s shareholders equity was $182,554,000 and its shareholders’ equity per share (based on 20,406,363 Retalix shares outstanding on such date) was $8.95.

7.     EFFECTS OF THE OFFER ON THE MARKET FOR RETALIX SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

        Our purchase of Retalix shares pursuant to the offer will reduce the number of Retalix shares that might otherwise be traded publicly and may reduce the number of Retalix shareholders. In particular, if the offer is consummated, Retalix’s “public float,” that is the number of Retalix shares owned by Retalix’s non-affiliated shareholders and available for trading in the securities markets, will be reduced. This may result in lower share prices or reduced liquidity in the trading market for Retalix shares in the future. Nonetheless, each member of our bidder group anticipates that there will be a sufficient number of Retalix shares issued and outstanding and publicly-traded following consummation of the offer to ensure a continued trading market for the Retalix shares. Based upon published guidelines of NASDAQ and the TASE, each member of our bidder group believes that our purchase of Retalix shares pursuant to the offer will not, in itself, cause the remaining Retalix shares to be delisted from NASDAQ or the TASE.

        The Retalix shares are currently “margin securities” under the rules and regulations of the Board of Governors of the Federal Reserve System. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Retalix shares as collateral. Each member of our bidder group believes that following the purchase of Retalix shares pursuant to the offer, the Retalix shares will continue to be “margin securities” for purposes of the margin rules and regulations of the Board of Governors of the Federal Reserve System.

        Retalix shares are registered under the Exchange Act, which requires, among other things, that Retalix furnish certain information to its shareholders and the SEC. Each member of our bidder group believes that our purchase of Retalix shares pursuant to the offer will not result in deregistration of the Retalix shares under the Exchange Act or otherwise cause Retalix to no longer be subject to the reporting requirements of the Exchange Act applicable to it (as a foreign private issuer), nor is it the first stage in a series of transactions that would have either such effect.

8.	INFORMATION CONCERNING RETALIX.

        The information concerning Retalix contained in this offer to purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources, including, without limitation the most recent annual report of Retalix filed with the SEC on Form 20-F and the Proxy Statement. The summary information set forth below is qualified in its entirety by reference to these documents and records. We have not independently verified the accuracy or completeness of the information contained in such documents or records.

            Overview. Retalix’s legal and commercial name is Retalix Ltd. and its legal form is a company limited by shares. It was incorporated under the laws of the State of Israel on March 5, 1982 under the name Point of Sale Ltd. It changed its name to Retalix Ltd. in 2000. Retalix’s corporate headquarters and principal executive offices are located at Zarhin Street, Ra’anana 43000, Israel. Its telephone number in Israel is +972-9-776-6677. Retalix’s U.S. agent is a Retalix subsidiary, Retalix USA Inc., located at 6200 Tennyson Parkway, Suite 150, Plano, Texas 75024, and its telephone number is (469) 241-8400. Retalix’s website address is www.retalix.com. However, information contained on Retalix’s website does not constitute a part of this offer to purchase.

        During Retalix’s initial years of operation in the 1980s and the early 1990s Retalix focused on the development and sales of store level software solutions to food retailers. During the second half of the 1990s Retalix widened its offerings to cover, in addition to solutions designed for the grocery retail industry, also solutions for the fuel and convenience retail industries as well as solutions covering the management of sales operations at the chain level. During this period Retalix also significantly increased its sales internationally and in particular in the United States. During the period from 1999 through 2003, Retalix strengthened its presence internationally, formed the StoreNext initiatives in Israel and the United States, which are designed to create collaborative communities of small retailers, suppliers and manufacturers, and enriched its offerings with the introduction of web based and mobile solutions. During 2004 and 2005, with the acquisitions of OMI International Inc. and Integrated Distribution Solutions, L.L.C., Retalix significantly widened its offerings to include supply-chain management solutions for retailers as well as for suppliers and manufacturers. In 2005, Retalix introduced new sophisticated solutions complementing recent industry focuses, such as customer loyalty and optimization of ordering. From 2006 through 2008, Retalix made a significant effort in developing a Java-based, thin-client, next-generation supply chain management application suite, which it refers to as Retalix InSync.

        Retalix shares began trading on the TASE in November 1994 under the ticker symbol “RETALIX” and on the NASDAQ National Market (now the NASDAQ Global Select Market) in July 1998 under the ticker symbol “RTLX”.

        Available Information. Retalix is subject to the informational filing requirements of the Exchange Act applicable to “foreign private issuers” and, in accordance therewith, is obligated to file reports, including annual reports on Form 20-F, and other information with the SEC relating to its business, financial condition and other matters.

        These reports and other information should be available for inspection at the public reference facilities of the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549, and at the regional offices of the SEC. Copies of this information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Retalix’s filings on or after October 29, 2002 are also available on the SEC’s website (http://www.sec.gov).

        According to Chapter E’3 of the Israeli Securities Law and regulations promulgated thereunder, Retalix is required to file with the ISA and the TASE any document it is required to file or that it has furnished or made public to its investors in accordance with U.S. law and any other information that it receives from its shareholders regarding their holdings in Retalix, and which was furnished or that has to be furnished, according to U.S. law, to Retalix’s shareholders. Such filings, if filed on or after January 1, 2001, are available on the TASE’s website (http://maya.tase.co.il), and, if were filed on or after November 4, 2003, are also available on the ISA’s website (http://www.magna.isa.gov.il).

9. INFORMATION CONCERNING THE BIDDER GROUP.

        Overview. We, each of Boaz Dotan, Eli Gelman, Nehemia Lemelbaum, Avinoam Naor and Mario Segal, are five individuals, citizens of the State of Israel, who, together comprise one of the strongest, most successful and proven team of investors and senior executives in Israel. We have excelled in, even defined, many of the business practices required for Israel-based IT software and services companies to achieve global leadership. Our group successfully founded, managed, grew and brought Amdocs Limited (NYSE: DOX) from a start-up company to its position of undisputed global market leadership today (with approximately $3 billion of revenues, consistent profitability, 17,000 employees and a roster of marquee household names as customers). The final member of our bidder group, M.R.S.G. (1999) Ltd., is a limited company organized under the laws of the State of Israel, and is wholly owned by Mario Segal.

        Each of Eli Gelman, Boaz Dotan, Nehemia Lemelbaum, Avinoam Naor, has been elected to, and will serve as (subject to, and upon the closing of, the private placement) a member of Retalix’s board of directors.

        As of (and subject to) the closing of the private placement transaction), we will collectively hold a 20% equity interest of Retalix shares after the consummation of such transactions (including (i) all Retalix shares presently held by each of us and (ii) the additional Retalix shares to be acquired by us pursuant to this offer, if any, the private placement and the share purchase transaction with Mr. Barry Shaked (if any), but excluding Retalix shares underlying warrants).

        The principal business addresses and telephone numbers of the members of our bidder group are as follows:

Name of Member of Bidder Group	Business Address	Business Telephone Number

Boaz Dotan	22 Habanim Street, Ramat Hasharon, Israel	+972-3-547-7077
Eli Gelman	13 Yoav Street, Tel Aviv 69938, Israel	+972-3-535-3072
Nehemia Lemelbaum	Beit Gibor Sport, 25th Floor, 7	+972-3-751-7114
Menachem Begin Road, Ramat Gan 52521,
Israel
Avinoam Naor	1 Hashikma, P.O. Box 8, Savyon, 56530,	+972-3-737-1111
Israel
Mario Segal	1 Hashikma, P.O. Box 8, Savyon, 56530,	+972-3-737-1111
Israel
M.R.S.G. (1999) Ltd.	1 Hashikma, P.O. Box 8, Savyon, 56530,	+972-3-737-1111
Israel

        Except as described in this offer to purchase, in the Proxy Statement, or in the Schedule 13D (to the extent incorporated by reference herein or in the Schedule TO for which this offer to purchase serves as an exhibit), no member of our bidder group has effected any transaction in Retalix shares during the past 60 days.

        Except as set forth in this document or in the Schedule 13D, no member of our bidder group beneficially owns or has a right to acquire Retalix shares.

        Except as set forth in this document, no member of our bidder group has had, during the past two years, any negotiations, contacts or material transactions with Retalix or any of its executive officers, directors or affiliates, concerning any merger, consolidation, acquisition, tender offer, election of directors, or the sale of a material amount of the assets of, Retalix.

        Additional Information. The name, age, citizenship, business address, present principal occupation and material positions held during the past five years of each of the members of our bidder group and any family relationships among such members, are set forth on Schedule I to this offer to purchase.

        None of the members of our bidder group:

—	has been convicted in a criminal proceeding in the past five years (excluding traffic violations or similar misdemeanors);

—	has been party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws; or

—	has been otherwise convicted in a criminal proceeding and the statute of limitation regarding such conviction, pursuant to the Israeli Criminal Registration and Rehabilitation Law, 1981, has not elapsed prior to the date of this offer to purchase.

        Available Information. Our bidder group has filed with the SEC a Schedule TO, which includes this offer to purchase as an exhibit thereto and contains additional information concerning the offer. None of the members of our bidder group is subject to the informational filing requirements of the Exchange Act or the Israeli Securities Laws.

10.	SOURCES AND AMOUNT OF FUNDS.

        The offer is not conditioned on the availability of financing. We estimate that the total amount of funds that we will require to consummate the offer, including fees and expenses, is approximately $14.1 million (assuming we purchase 1,550,000 Retalix shares, the maximum number of Retalix shares sought to be purchased in the offer). We possess all necessary funds to consummate the offer from cash on hand. To secure the payment for the Retalix shares tendered in the offer, the Israeli Depositary, who is a member of the TASE, has agreed to guarantee our obligation to pay for the Retalix shares. In addition, to secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of Retalix shares that we are offering to purchase in the offer. Because (i) our offer is not conditioned on the availability of financing, (ii) we possess all of the necessary funds to consummate the offer from cash on hand, (iii) we have deposited cash into an escrow account with the Israeli Depositary in an amount sufficient to pay for the maximum number of Retalix shares that we are offering to purchase in the offer and (iv) the purpose (and/or effect) of the offer is not a change of control of Retalix (as described further below), each member of our bidder group believes that our financial condition is not material to a decision to tender in our offer.

        Our financial condition lacks greater importance in the context of our offer because the purpose (and/or effect) of the offer is not a change of control of Retalix, as, regardless of whether any Retalix shares are tendered in response to the offer, (a) we already have designated pursuant to our request to the Company under Section 66 of the Israeli Companies Law, which was made in accordance with the Shareholders Agreement, a majority of the members of Retalix’s board of directors, who were elected at the Retalix Shareholders Meeting, and whose service on the Retalix board of directors is subject to the closing of our private placement investment in Retalix, and (b) we will in any event, following the conclusion of the offer and the private placement, collectively hold 20% of the issued and outstanding share capital of Retalix (excluding Retalix shares underlying warrants to be granted to us) and will therefore not control Retalix to any greater or lesser extent as a result of the tender of Retalix shares pursuant to the Offer. We note that Ronex’s beneficial ownership percentage of Retalix shares would be approximately 1.7% higher at the conclusion of the private placement and related transactions due to the tender of a maximum number of shares pursuant to this offer than it would be if no shares are tendered pursuant to this offer (due to the greater dilution that would be caused by the larger private placement in the event that no shares are tendered).

11.	CONDITIONS TO THE OFFER.

        Under Israeli law, we will become irrevocably bound to purchase, subject to proration, the Retalix shares that have been validly tendered in the offer and not properly withdrawn prior to 12:00 a.m., New York time, or 7:00 a.m., Israel time, on the Completion Date, subject to the following conditions. Notwithstanding any other provisions of the offer, and in addition to (and not in limitation of) our rights to extend the Offer Period or otherwise amend the terms of the offer at any time subject to Retalix’s consent, we shall not be required to accept for payment and, subject to Israeli law, the Exchange Act and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to either pay for or return tendered Retalix shares promptly after the termination or withdrawal of the offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Retalix shares, and terminate the offer, if, the following occurs:

        (a) at any time on or after commencement of the offer and prior to 12:00 a.m., New York time, or 7:00 a.m., Israel time, on the Completion Date,

—	any "event" (as such term is defined below) shall have occurred,

—	we did not know and could not have known of, and we did not foresee and could not have foreseen, in each case, on the date of this offer to purchase, the occurrence of such “event”, and

—	such “event” would cause the terms of the offer as a result of such “event” to become materially different from the terms which a reasonable offeror would have proposed had it known of such “event” on the date of this offer to purchase;

        For purposes of this paragraph (a), an “event” shall mean any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, decree, order or injunction enacted, enforced, promulgated, amended, issued, entered or deemed applicable to the offer, any of the Series Agreements or the transactions contemplated thereby (including, without limitation, which has or could have the effect of preventing, limiting or restricting our ownership or voting of any Retalix shares purchased thereunder, their issuance by the Company or their transfer to us, as the case may be or otherwise making it illegal) by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign.

         (b) at least one Israeli business day prior to the Completion Date, we shall not have obtained any approvals, licenses, permits or consents of any competent authority or any other approval, which is required under applicable law in order to purchase the Retalix shares pursuant to the offer and any of the other Series Agreements (see Section 12 and the Proxy Statement). This includes that any U.S. or Israeli governmental, administrative or regulatory authority or agency has imposed, or has sought to impose, a requirement as to the terms of, or the disclosure with respect to, the offer, the compliance with which would (1) result in unreasonable cost or expense to us, (2) require unreasonable commercial efforts by us, or (3) otherwise would prohibit consummation of the offer or prevent consummation thereof within the time periods prescribed by applicable law.

        The foregoing conditions may be asserted by us regardless of the circumstances giving rise to any such conditions and, subject to applicable law, may be waived by us in whole or in part at any time and from time to time until the Completion Date (as may be extended), in each case, in the exercise of our reasonable judgment.

        Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to 12:00 a.m., New York time, or 7:00 a.m., Israel time, on the Completion Date. All of the conditions of the offer must be satisfied or waived before the Completion Date. If we proceed with the offer after failing to exercise any of the foregoing rights, that will be deemed a waiver of such rights, and depending on the materiality of the waived right and the number of days remaining in the offer, we may be required to extend the offer and recirculate new disclosure to the tendering shareholders. A public announcement may be made of a material change in, or waiver of, such conditions, and the Offer Period may, in certain circumstances, be extended in connection with any such change or waiver.

        Should the offer be terminated pursuant to the foregoing provisions, we will inform the ISA and the TASE as soon as possible and, within two Israeli business days thereafter, publish a notice of such termination in two daily newspapers having a mass circulation and published in Israel in Hebrew. We will also promptly file an amendment to our Schedule TO, reporting the termination of the offer, with the SEC, and provide a copy thereof to NASDAQ and Retalix (in each case, on the same day on which notice is provided to the ISA and TASE). All tendered Retalix shares not theretofore accepted for payment shall promptly be returned by the Depositaries to the tendering shareholders.

        The offer is not conditioned on the availability of financing or the approval of the board of directors of Retalix.

12.	LEGAL MATTERS AND REGULATORY APPROVALS.

        Israeli Antitrust Authority. On September 9, 2009, we filed a merger notice with respect to our purchase of Retalix shares pursuant to both the offer and the related private placement and certain rights under the Shareholders Agreement with the Israeli Antitrust Authority. Under the Israeli Restrictive Trade Practices Law, 5758-1988, a transaction will require the filing a merger notice if, as a result of such transaction, the purchaser will (a) own 25% or more of any means of control of the target company (alone or together with others), (b) possess the power to nominate more than a quarter of the directors of the target company or (c) possess the right to designate the chief executive officer of the target company. The approval of the Israeli Antitrust Authority is required to be obtained before a deemed merger may be completed in circumstances such as ours, where (x) the aggregate annual revenue of all parties to the deemed merger together in Israel exceeds 150 million NIS, and (y) at least two of the deemed merging parties have combined annual revenues in Israel exceeding 10 million NIS. On September 17, 2009, we received the approval of the Israeli Antitrust Authority. On September 17, 2009, we received the approval of the General Director of the Israeli Antitrust Authority.

        Israeli Securities Authority. On August 27, 2009 (as supplemented by our September 7, 2009 follow-up letter) we applied to the ISA for relief from certain provisions of the Israeli securities laws to enable us to structure a tender offer that would comply with applicable law and regulations in both the U.S. and Israel and the conditions to this offer. On September 10, 2009, we received, the requested exemptive relief from the ISA. In addition, pursuant to the Israeli Securities Law, if the ISA, including an employee that it authorizes for such purpose, determines that this offer to purchase and related materials do not contain all of the information that the ISA believes is important for a reasonable offeree, or that this offer to purchase and related materials do not comply with the provisions of the Israeli Securities Law, the ISA may direct, during the period in which the offer is open, that the Completion Date be postponed, and the ISA may direct, after having given us appropriate opportunity for a fair hearing before it, that an amendment to this offer to purchase and related materials needs to be published within one Israeli business day (unless it stipulates another time), or that an amended offer to purchase and related materials should be provided in the form and manner that it directs. The ISA may order the postponement of the Completion Date, if it sees fit to do so, for the protection of the interests of the offerees.

        U.S. Securities and Exchange Commission. The SEC may or may not review and comment on this offer to purchase and related documents. However, the offer has not been approved or disapproved by the SEC (or, for that matter, any state securities commission or the ISA), nor has the SEC (or any state securities commission or the ISA) passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

        Israeli Tax Authority. On September 16, 2009 we requested from the ITA a tax determination with respect to the Israeli withholding tax rates applicable to the offer as detailed in Section 5 and on October 11, 2009 we received the tax determination that we sought from the ITA.

        General. In addition, we must receive any necessary material approval, permit, authorization or consent of any U.S., Israeli or other governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) prior to the Completion Date. Except as set forth above, we are not aware of any license or regulatory permit that appears to be material to the business of Retalix and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of Retalix shares pursuant to the offer. If any such material approval or other action is required, we presently contemplate to use our reasonable commercial efforts to obtain such approval or take such action. While, except as otherwise described in this offer to purchase, we do not presently intend to delay the acceptance for payment of, or payment for, Retalix shares tendered in the offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in unknown or unforeseen consequences adverse to Retalix’s business. See Section 11 for conditions to the offer, including conditions with respect to regulatory approvals.

13.	FEES AND EXPENSES.

        We have retained MacKenzie Partners, Inc. to serve as the Information Agent for the offer, American Stock Transfer & Trust Company to serve as the U.S. Depositary for the offer, and Clal Finance Batucha Investment Management Ltd. to serve as the Israeli Depositary for the offer.

        The Information Agent may contact holders of Retalix shares by personal interview, mail, telephone, facsimile and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the materials relating to the offer to beneficial holders. As compensation for acting as Information Agent in connection with the offer, MacKenzie Partners, Inc. will be paid a reasonable and customary fee for its services and will also be reimbursed for reasonable out-of-pocket expenses and may be indemnified against specified liabilities and expenses in connection with the offer, including specified liabilities under the federal securities laws. We will pay the Depositaries reasonable and customary compensation for their services in connection with the offer and reimburse them for reasonable out-of-pocket expenses, and will indemnify them against specified liabilities and expenses in connection with their services, including specified liabilities under the federal securities laws.

        Except as described above, we will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Retalix shares pursuant to the offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials relating to the offer to their customers.

14.	MISCELLANEOUS.

        We are making the offer to shareholders of Retalix via this offer to purchase and the related documents delivered to you. We are not aware of any jurisdiction where the making of the offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of the Retalix shares pursuant thereto, we will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the offer. If, after such good faith effort, we cannot comply with the state statute, subject to applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Retalix shares in that state. In those jurisdictions where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, we will endeavor to make arrangements to have the offer made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

        No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the related documents delivered to you and, if given or made, such information or representation must not be relied upon as having been authorized.

        Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC the Schedule TO, together with exhibits, furnishing additional information with respect to the offer. The Schedule TO and any amendments thereto, including exhibits, should be available for inspection at the public reference facilities of the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website http://www.sec.gov that contains reports and other information filed electronically with the SEC.

        Pursuant to the Securities Regulations (Tender Offer), 5760-2000, we have filed a copy of this offer to purchase with the ISA and the TASE.

BOAZ DOTAN
ELI GELMAN
NEHEMIA LEMELBAUM
AVINOAM NAOR
MARIO SEGAL
M.R.S.G. (1999) LTD.

Dated: October 21, 2009

ANNEX A

Definition of Israeli Resident for Israeli Tax Purposes

(Unofficial Translation from Hebrew)

        The following is an excerpt of Section 1 of the Israeli Income Tax Ordinance [New Version], 1961, as amended, which defines a “resident of Israel” as follows:

(A)	with respect to an individual – a person whose center of vital interests is in Israel; for this purpose the following provisions will apply:

(1)	in order to determine the center of vital interests of an individual, there shall be taken into account the whole of the individual’s family, economic and social connections, including, among others:

(a)	place of permanent home;

(b)	place of residence dwelling of the individual and the individual’s immediate family;

(c)	place of the individual’s regular or permanent occupation or the place of his permanent employment;

(d)	place of the individual’s active and material economic interests;

(e)	place of the individual’s activities in organizations, associations and other institutions;

(2)	the center of vital interests of an individual will be presumed to be in Israel:

(a)	if the individual was present in Israel for 183 days or more in the tax year;

(b)	if the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel during the tax year and the two previous tax years is 425 days or more.

For the purposes of this paragraph, “day” includes a portion of a day;

(3)	the presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer.

(B)	with respect to a body of persents which meets one of the following:

(1)	it was incorporated in Israel;

(2)	the “control and management” of its business is exercised in Israel.

SCHEDULE I

CERTAIN INFORMATION CONCERNING THE
MEMBERS OF THE BIDDER GROUP

        Set forth further below are the name and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of (i) each member of our bidder group who is a natural person and (ii) each natural person who serves as a control person of the member of our bidder group that is not a natural person. All natural persons listed below are citizens of the State of Israel. The business addresses and business telephone numbers of the members of our bidder group are as follows:

Name of Member of Bidder Group	Business Address	Business Telephone Number

Boaz Dotan	22 Habanim Street, Ramat Hasharon, Israel	+972-3-547-7077
Eli Gelman	13 Yoav Street, Tel Aviv 69938, Israel	+972-3-535-3072
Nehemia Lemelbaum	Beit Gibor Sport, 25th Floor, 7	+972-3-751-7114
Menachem Begin Road, Ramat Gan 52521,
Israel
Avinoam Naor	1 Hashikma, P.O. Box 8, Savyon, 56530,	+972-3-737-1111
Israel
Mario Segal	1 Hashikma, P.O. Box 8, Savyon, 56530,	+972-3-737-1111
Israel
M.R.S.G. (1999) Ltd.	1 Hashikma, P.O. Box 8, Savyon, 56530,	+972-3-737-1111
Israel

        The member of our bidder group that is not a natural person – M.R.S.G. (1999) Ltd. – is a limited company organized under the laws of the State of Israel. It is wholly owned and controlled by Mario Segal, an individual citizen of the State of Israel, and there are no other executive officers, directors or other control persons thereof. M.R.S.G. (1999) Ltd. engages in investment activities as its principal business.

        None of the members of our bidder group has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name	Current Principal Occupation or Employment and Five-Year Employment History

Boaz Dotan	Boaz Dotan was a member of the team that founded Amdocs Limited (NYSE: DOX) ("Amdocs") in 1982. At Amdocs he held the position of President and Chief Executive Officer until 1995, at which time he was appointed Chairman of the Board of Directors and served in that capacity until September 1997. Mr. Dotan has been involved in software systems for over 30 years. Prior to joining Amdocs he worked for Bezeq, the Israel Telecommunication Corp. Ltd., as Manager of the Information Systems Division. Mr. Dotan holds a Bachelor of Science degree in mathematics and statistics from Tel Aviv University, Israel.

Eli Gelman	Eli Gelman has been a director of Amdocs since 2002. He served as Executive Vice President of Amdocs Management Limited from 2002 until 2007 and as Amdocs' Chief Operating Officer from October 2006 until April 2008. Prior to October 2002, he was a Senior Vice President of Amdocs, heading U.S. sales and marketing operations and helping to spearhead Amdocs' entry into the customer care and billing systems market. Before that, Mr. Gelman was an account manager for Amdocs' major European and North American installations, and has led several major software development projects. Mr. Gelman has more than 28 years of experience in the software industry, including more than 20 years with Amdocs. Before joining Amdocs, Mr. Gelman was involved in the development of real-time software systems for communications networks. Since April 2007, Mr. Gelman has devoted his time to charitable matters focused on youth education. Mr. Gelman holds a Bachelor of Science degree in Electronic Engineering with specialization in Communication and Computers from the Technion-Israel Institute of Technology.

Nehemia Lemelbaum	Nehemia Lemelbaum has been a director of Amdocs since December 2001 and a manager of investments of EHYN Holdings Ltd., a co-owned company. From 1985 until January 2005, he was a Senior Vice President of Amdocs Management Limited. Mr. Lemelbaum joined Amdocs in 1985, with initial responsibility for U.S. operations. Mr. Lemelbaum led Amdocs' development of graphic products for the yellow pages industry and later led Amdocs' development of customer care and billing systems, as well as Amdocs' penetration into that market. Prior to joining Amdocs, he served for nine years with Contahal Ltd., a leading Israeli software company, first as a senior consultant, and later as Managing Director. From 1967 to 1976, Mr. Lemelbaum was employed by the Ministry of Communications of Israel (the organization that predated Bezeq, the Israel Telecommunication Corp. Ltd.), with responsibility for computer technology in the area of business data processing. Mr. Lemelbaum currently invests in various Israeli and international companies and is the co-founder and benefactor of the Ella Institute for the treatment of melanoma in the Sheba Hospital in Israel. Mr. Lemelbaum holds a Bachelor of Science degree in Mathematics from the Hebrew University of Jerusalem.

Avinoam Naor	Avinoam Naor was a member of the team that founded Amdocs in 1982. At Amdocs, Mr. Naor held the position of Senior Vice President until 1995, when he was appointed President end CEO and held that position until July 2002. In 1998, he led the initial public offering of Amdocs on the New York Stock Exchange and subsequently headed major acquisitions and secondary offerings. Mr. Naor currently serves as a director in a number of private companies. Mr. Naor is closely involved in several community projects, particularly the battle against road accidents and supporting children and youth in distress. Mr. Naor is founder and current chairman of the Or Yarok association, an association established in 1997 that leads the public agenda in Israel An all that concerns road safety. Since 2008, he has served as a member of the board if directors of the Israel Democracy Institute. Since 2004, Mr. Naor has served as a member of the board of governors of the Jewish Agency for Israel and as co-chairman of the sub-committee for young communities. Mr. Naor holds a Bachelor of Science degree in Computer Sciences from the Technion-Israel Institute of Technology.

Mario Segal	Mario Segal was a director of Amdocs between December 2001 and November 2008, and served as a Senior Vice President and the Chief Operating Officer of Amdocs Management Limited from 1995 until July 2002. He joined Amdocs in 1984 as Senior Vice President and was a leading member of the team that developed Amdocs' directory automation systems and its customer care and billing systems platform. Prior to joining Amdocs, Mr. Segal was an account manager for a major North American yellow pages publisher and prior thereto managed the computer department of a major Israeli insurance company, leading large-scale software development projects and strategic planning of automation systems.

The U.S. Depositary for the Offer is:

By Mail or Overnight Courier:	By Hand:

American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
Operations Center	Attn: Reorganization Department
Attn: Reorganization Department	59 Maiden Lane
6201 15th Avenue	Concourse Level
Brooklyn, NY 11219	New York, NY 10038

The Israeli Depositary for the Offer is:

Clal Finance Batucha Investment Management Ltd.

By Hand or Overnight Courier:	By Facsimile Transmission:

Clal Finance Batucha Investment	+972-3-565-3533
Management Ltd.
Rubinstein House
37 Menachem Begin Road	Confirm by Telephone:
Tel Aviv 65220, Israel	+972-3-565-3529/30
Attn: Avi Avivi

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect) or
Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

Our Israeli legal counsel is:

16 Abba Hillel Silver Road
Ramat Gan 52506, Israel
Tel.: 972-3- 610-3100; Facsimile: 972-3-6103111
Attn: Dan Geva, Adv. and Shira Azran, Adv.